--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            Haverfield Corporation
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             HAVERFIELD CORPORATION
                                 TerminalTower
                          50 Public Square, Suite 444
                           Cleveland, Ohio 44113-2203

March 18, 1996

Dear Shareholder:

You are cordially invited to attend the 1996 Annual Meeting of Shareholders (the "Annual Meeting") of Haverfield Corporation, which will be held at the Ritz Carlton Hotel, 1515 West 3rd Street, Cleveland, Ohio, on April 24, 1996 at 9:00 a.m. local time.

As described in the accompanying Notice and Proxy Statement, you are being asked to ratify the appointment of Deloitte & Touche LLP as independent auditors for 1996. Your Board unanimously recommends that you vote "FOR" this proposal.

     As part of our continuing effort to improve the quality and effectiveness of our financial communications, we again have included Haverfield Corporation's Management's Discussion and Analysis and audited financial statements for 1995 as Appendix A to the Proxy Statement. Haverfield's 1995 Summary Annual Report is being mailed to all shareholders of record as of February 29, 1996.

     We urge you to mark, sign and date your proxy card today and return it in the envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend.

     We are pleased, as always, with the continued support and interest that shareholders have displayed in the affairs of Haverfield Corporation.

Sincerely,

/s/ Peter E. Shimrak
Peter E. Shimrak
Chairman of the Board

/s/ William A. Valerian
William A. Valerian
President and Chief Executive Officer

                             HAVERFIELD CORPORATION
                                 Terminal Tower
                          50 Public Square, Suite 444
                           Cleveland, Ohio 44113-2203
                                 (216) 348-2800

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                April 24,1996

Notice is hereby given that the 1996 Annual Meeting of Shareholders (the "Annual Meeting") of Haverfield Corporation ("Haverfield" or the "Company") will be held at the Ritz Carlton Hotel, 1515 West 3rd Street, Cleveland, Ohio, on April 24,1996 at 9:00 a.m. local time for the purpose of considering and acting upon:

      1. The ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 1996.

      2. The transaction of such other business as may properly come before the Annual Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Annual Meeting.

Pursuant to Haverfield's Code of Regulations, the Board of Directors has fixed the close of business on February 29, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only holders of record of Haverfield Common Stock as of the close of business on that date have the right to receive notice of and to vote at the Annual Meeting and any adjournments thereof.

                                        By Order of the Board of Directors,


                                        /s/ Nancy M. Czupik
                                        Nancy M. Czupik
                                        Corporate Counsel and Secretary

Cleveland, Ohio
March 18, 1996


                       --------------------------------



IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE VOTE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ARE PRESENT AT THE ANNUAL MEETING.

                TABLE OF CONTENTS
                                                  Page
------------------------------------------------------
Solicitation, Voting and Revocability of Proxies    1
Beneficial Ownership                                2
Ratification of Independent Auditors                3
The Board of Directors and its Committees           4
Remuneration and Other Information                  7
1997 Shareholders' Proposals                       14
Appendix A - Financial Information                 A-1

                             HAVERFIELD CORPORATION
                                 Terminal Tower
                          50 Public Square, Suite 444
                           Cleveland, Ohio 44113-2203
                                 (216) 348-2800

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                 April 24, 1996

                SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

This proxy statement (the "Proxy Statement") is furnished, commencing on March 18, 1996, to shareholders, together with the enclosed proxy, in connection with the solicitation on behalf of the Board of Directors (the "Board") of Haverfield Corporation ("Haverfield" or the "Company") of proxies to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") on April 24,1996 and at all adjournments thereof. Only holders of Haverfield's common stock, par value $.O1 per share ("Haverfield Common Stock"), of record at the close of business on February 29, 1996 will be entitled to notice of and to vote at the Annual Meeting. On that date, there were 1,882,685 shares of Haverfield Common Stock outstanding. Haverfield has no other class of equity securities outstanding. Each share of Haverfield Common Stock is entitled to one vote on each matter to be considered.

The Annual Meeting has been called for the following purposes: (1) to ratify the appointment by the Board of the firm of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending December 31, 1996; and (2) to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

The enclosed proxy solicited hereby, if properly signed and returned to Haverfield and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted FOR the proposals set forth in the proxy and described herein. The Board knows of no other matters which will be presented at the Annual Meeting. However, if other matters properly come before the Annual Meeting or any adjournments thereof, the person or persons voting the proxies will vote them in accordance with their best judgment on such matters.

Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing written notice thereof with the Secretary of the Company, Nancy M. Czupik, Haverfield Corporation, Terminal Tower, 50 Public Square, Suite 444, Cleveland, Ohio 44113-2203; (ii) submitting a duly executed proxy bearing a later date; or (iii) appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. However, your mere presence at the Annual Meeting will not operate to revoke your proxy. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournments thereof and will not be used for any other meeting.

The cost of solicitation of proxies will be borne by Haverfield. Haverfield will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Haverfield Common Stock. In addition to solicitation by mail, directors, officers and employees of Haverfield and its subsidiaries may solicit proxies personally or by telephone without additional compensation.

                              BENEFICIAL OWNERSHIP

Persons and groups owning in excess of 5% of Haverfield Common Stock are required to file certain reports regarding such ownership with Haverfield and the Securities and Exchange Commission (the "SEC"). The Company's directors and executive officers are also required to file certain reports regarding their ownership of Haverfield Common Stock with the SEC and the National Association of Securities Dealers, Inc. Copies of those reports must also be furnished to the Company. A person is considered the beneficial owner of Haverfield Common Stock with respect to which such person has or shares voting or investment power or has the right to acquire ownership at any time within 60 days, including, without limitation, through the exercise of a stock option, warrant or right, or the conversion of a security.

                                            Number of Shares Beneficially     Percent of
Name and Address of Beneficial Owner       Owned as of February 29, 1996(1)   Common Stock
-----------------------------------        -------------------------------    ------------
          PERSONS AND GROUPS OWNING IN EXCESS OF 5% OF HAVERFIELD COMMON STOCK
Haverfield Corporation                                   149,723(2)             7.95%
Employee Stock Ownership Plan
Harry F. Brockman, Trustee
Terminal Tower
50 Public Square, Suite 444
Cleveland, Ohio 44113-2203

William A. and Diane C. Valerian                          129,998(3)             6.60%
18 Lyman Circle
Shaker Heights, Ohio 44122

Peter E. and Patricia J. Shimrak                         100,416(4)             5.33%
17897 Captain's Cove
Lakewood, Ohio 44107

Directors and executive officers as                      411,717(5)            21.87%
a group (13 individuals)

           EXECUTIVE OFFICERS NAMED IN THE SUMMARY COMPENSATION TABLE

William A. Valerian                                       129,998(3)            6.60%
Richard C. Ebner                                           43,435(6)            2.27%
Nick J. Nero, Jr.                                          21,090(7)            1.12%

------------------
1. Information with respect to beneficial ownership is based on filings made pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). With respect to shares beneficially held by the Haverfield Corporation Employee Stock Ownership Plan ("ESOP"), including shares beneficially held by the ESOP for participants therein, the information provided is as of December 31, 1995.

2. Although the ESOP may be deemed to share dispositive power over the shares of Haverfield Common Stock which it holds, the trustee disclaims beneficial ownership of such shares. The ESOP provides that the shares of Haverfield Common Stock held thereby are voted by the trustee at the direction of either the participants or the Committee, depending on whether or not the shares have been allocated to participant accounts. See "Remuneration and Other Information - Haverfield Corporation Employee Stock Ownership Plan."

3. Includes 72,600 shares held jointly by Mr. Valerian and his wife, Diane, and 180 shares held by Mr. Valerian as custodian for his son, Peter. Also includes 45,862 shares issuable upon the exercise of stock options and 11,356 shares beneficially held under the Company's ESOP. Mr. and Mrs. Valerian disclaim beneficial ownership of any shares held by their two eldest sons (both of whom are over 21 years of age; one of which resides separately from his parents).

4. Includes 85,167 shares held jointly by Mr. Shimrak and his wife, Patricia, and 15,249 shares beneficially held under the Company's ESOP. Mr. and Mrs. Shimrak disclaim beneficial ownership of any shares held by their children (all of whom are over 21 years of age and reside separately from their parents).

5. Includes 86,034 shares issuable upon the exercise of stock options and 52,928 shares beneficially held under the Company's ESOP.

6. Includes 28,344 shares issuable upon the exercise of stock options and 6,010 shares beneficially held under the Company's ESOP.

7. Includes 3,699 shares issuable upon the exercise of stock options and 6,314 shares beneficially held under the Company's ESOP. Mr. Nero disclaims beneficial ownership of all shares held by his two daughters (both of whom are over 21 years of age and reside separately from Mr.
     Nero).

SECTION 16(a) REPORTING DELINQUENCIES
--------------------------------------------------------------------------------
Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during the preceding year all filing requirements applicable to executive officers and directors have been complied with; except that the initial Form 3 was filed late by Mr. Mooney.

                RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
                                   AUDITORS
                                 (Proposal 1)

The Board, acting upon the recommendation of its Audit Committee, has appointed Deloitte & Touche LLP as auditors to audit the financial statements of Haverfield and its subsidiaries for the year 1996. Deloitte & Touche LLP has conducted the annual audit of Haverfield and its subsidiaries since 1982. Although shareholder approval of this appointment is not required by law or binding on the Board, the Board believes that shareholders should be given this opportunity to express their views. If the shareholders do not ratify the appointment of Deloitte & Touche LLP as Haverfield's independent auditors, the Board will consider this vote in determining whether or not to continue the engagement of Deloitte & Touche LLP.

A representative of Deloitte & Touche LLP will be present at the meeting with an opportunity to make a statement if he desires to do so and to respond to appropriate questions.

The affirmative vote of the holders of a majority of the shares of Haverfield Common Stock present in person or by proxy and entitled to vote at the meeting will be required for such ratification.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1996.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board and its committees are comprised of the same six individuals who serve on the Board of Directors and its committees of the Company's wholly-owned subsidiary, Home Bank, F.S.B. (the "Bank"). The Board is divided into two classes, each with a separate term of office of three years. Under Ohio law, each class of directors must contain at least three members. There exists one vacancy in the class of directors whose term expires in 1997. The authorized number of directors has been fixed at seven. Therefore, Haverfield has only two classes of directors whose terms, as of the 1996 Annual Meeting, expire in 1997 and 1998. Because directors are elected for three-year terms, once in every three years no directors will be elected by shareholders, at least as long as the Board remains at its current size. In accordance with the Code of Regulations of the Company, the Board of Directors may fill a vacancy by the affirmative vote of a majority of the remaining directors. The Board of Directors intends to review the credentials of qualified candidates prior to making a determination regarding the filling of the vacancy. The Board, which is responsible for the overall affairs of the Company, conducts its business through regular and special meetings and through activities of its committees. During the year ended December 31, 1995, the Board held a total of twelve meetings. No director attended fewer than 75% of the meetings held by the Board and the committees of the Board on which he served.

The Executive Committee is authorized to exercise all the authority of the Board unless otherwise provided in Haverfield's Code of Regulations. It acts upon matters requiring Board action during the intervals between Board meetings. The Executive Committee consists of Messrs. Valerian (Chairman), Gaul, Magnotto, Pomeroy and Shimrak. The Executive Committee of the Company met once during 1995.

The Audit Committee recommends the appointment of the independent public accountants, reviews and approves the audit plan and fee estimate of the independent public accountants, appraises the effectiveness of the internal and external audit efforts, evaluates the adequacy and effectiveness of accounting policies, internal controls and financial and accounting management, assesses the impact of significant regulatory changes and accounting developments, reviews and approves the annual financial statements, reviews potential conflict-of-interest situations where appropriate, and supervises and directs any special projects or investigations considered necessary. In addition, the Audit Committee has the responsibility of overseeing that an appropriate review of all related party transactions is conducted on an ongoing basis. The members of the Audit Committee are Messrs. Magnotto (Chairman), Gaul and Shimrak. The Audit Committee of the Company met five times during 1995.

The Compensation Committee, composed entirely of independent directors, is responsible for the review of and the recommendation to the Board concerning executive compensation, bonuses and incentives. The Compensation Committee also functions as administrator of the Management Option Plan and will administer the Company's stock option plan. These matters are also part of the business of the Bank and, accordingly, are addressed by the Compensation Committees of the Boards of both the Company, which met once during 1995, and the Bank, which met four times during 1995. The membership of these two committees is identical, consisting of Messrs. Pomeroy (Chairman), Gaul and Magnotto.

The whole Board performs the functions of a nominating committee. Although the Board will consider nominees recommended by shareholders, it has not actively solicited recommendations from shareholders of Haverfield for nominees. Haverfield's Code of Regulations provides, however, that shareholders may make nominations for election to the Board by submitting such nominations in writing to the Secretary of Haverfield not less than forty-five days nor more than ninety days prior to the date of the Annual Meeting, unless less than sixty days' prior notice of the meeting date is given to shareholders or prior public disclosure of the date of the meeting is made, in which case such nominations to be timely must be so received not later than the close of business on the fifteenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Haverfield's Code of Regulations also provides that any shareholder recommendation for a director-nominee must contain background information concerning the recommended nominee, including name, age, business and home address, relationships with the shareholder making the recommendation, educational background, description of the nominee's principal occupation and business experience for the last five years, directorships or trusteeships in public companies, the reasons the person is being recommended, a statement that such person would be able to serve as a director, the number of shares of Haverfield Common Stock which are beneficially owned by the nominee, and any other information relating to the nominee that is required to be disclosed pursuant to the Exchange Act. Any such shareholder recommendation must also include the name and address, as they appear on the Company's books, of such shareholder and the number of shares of Haverfield Common Stock which are beneficially owned by such shareholder. Haverfield is not required to include such nominations in its proxy statement; however, if such a nomination is made, ballots will be provided for use by shareholders at the Annual Meeting bearing the name of such nominee or nominees.

The following table lists, as of February 29, 1996, as to each director of the Company, the principal occupation or employment, age, the year in which each first became a director and the number and percentage of shares of Haverfield Common Stock beneficially owned. With respect to shares beneficially held under the Company's ESOP, the information is as of December 31, 1995. Except as otherwise indicated, each continuing director has had the same principal occupation or employment during the past five years.

                                                                                              Number and Percentage of
                        Principal Occupation During                            Director      Shares Beneficially Owned
Name and Age                 Past Five Years                                    Since          as of February 29, 1996
------------            ---------------------------                           ---------      ---------------------------
                CONTINUING DIRECTORS WHOSE TERM EXPIRES IN 1997
Michael T. Gaul         President of four privately held manu-                  1994            2,310             .12%
(Age 49)                facturing companies - Ohio Cutter
                        Grinding Co., Inc.; C&W Grinding Co.,
                        Inc.; Trident Tube, Inc.; and Kelly
                        Creswell Co.

William A. Valerian     President and Chief Executive Officer                   1989          129,998(1)         6.60%
(Age 52)                of the Company and the Bank.

                CONTINUING DIRECTORS WHOSE TERM EXPIRES IN 1998

Mark R. Magnotto        Area Vice President, Insurance                          1989           60,356(2)         3.21%
(Age 55)                Company of North America.

Robert M. Mooney        Private Investor, PMG Partners                          1995            3,300             .18%
(Age 49)

Jacques C. Pomeroy      President, The Pomeroy Agency, Inc.                     1989           11,000             .58%
(Age 60)

Peter E. Shimrak        Chairman of the Board of the Company                    1989          100,416(3)         5.33%
(Age 63)                and the Bank.

1. Includes 72,600 shares held jointly by Mr. Valerian and his wife, Diane, and 159 shares held by Mr. Valerian as custodian for his son, Peter. Also includes 45,862 shares issuable upon the exercise of stock options and 11,356 shares beneficially held under the Company's ESOP. Mr. and Mrs. Valerian disclaim beneficial ownership of any shares held by their two eldest sons (both of whom are over 21 years of age; one of which resides separately from his parents).

2. Includes 60,062 shares held jointly by Mr. Magnotto and his wife, Pam, and 294 shares held solely in the name of Pam Magnotto. Mr. and Mrs. Magnotto disclaim beneficial ownership of any shares held by their two daughters (both of whom are over 21 years of age and reside separately from their parents).

3. Includes 88,467 shares held jointly by Mr. Shimrak and his wife, Patricia, and 15,249 shares beneficially held under the Company's ESOP. Mr. and Mrs. Shimrak disclaim beneficial ownership of any shares held by their children (all of whom are over 21 years of age and reside separately from their parents).

BOARD OF DIRECTORS COMPENSATION
--------------------------------------------------------------------------------
Because the business of the Company currently consists primarily of the business of the Bank, it is currently the policy of the Company that no separate fees are paid to the directors of the Company, all of whom are also directors of the Bank and receive fees as such. The Chairman received $1,250 per month for performance of his duties as Chairman, received no separate fees for Board meetings, but was paid $250 for each Committee meeting attended. During 1995, each member of the Board (other than directors who are executive officers of Haverfield, which directors receive no director fees) received from the Bank a stipend of $500 per month, provided at least 80% of the last 12 Board of Directors' meetings, including the most recent regular monthly meeting, were attended. In addition, Directors are paid $400 for each meeting of the Board of Directors attended, and are paid $250 for each Committee meeting attended.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
--------------------------------------------------------------------------------
Mr. Pomeroy acted as trustee of the ESOP during most of 1995. On December 30,1995, the Board appointed Mr. Harry F. Brockman as trustee of the ESOP replacing Mr. Pomeroy. As trustee of the Company's ESOP, Mr. Pomeroy, on behalf of the ESOP, was involved in certain transactions with the Company. As trustee of the Company's ESOP, Mr. Pomeroy received an annual fee of $1 per $1,000 of Plan assets subject to a minimum of $1,800 per year. See "Haverfield Corporation Employee Stock Ownership Plan". Messrs. Pomeroy, Gaul and Magnotto have obtained loans from the Company which are described in "Certain Transactions" below.

DIRECTORS' STOCK OPTION PLAN
--------------------------------------------------------------------------------
The Board of Directors of the Bank adopted and the Bank's shareholders approved at their 1989 annual meeting the Directors' Stock Option Plan (the "Directors' Plan") to assist the Bank and its subsidiaries in attracting and retaining directors of exceptional ability. When the Company became the parent thrift holding company of the Bank on August 23, 1989, the Company succeeded to the Bank's obligations under the Directors' Plan. A Committee of not less than two Directors of the Company, none of whom are eligible to receive benefits under the Directors' Plan, administers the Directors' Plan.

Each non-employee director or member of any advisory board of the Company or any subsidiary is eligible to receive options under the Directors' Plan. An aggregate of 108,900 shares of authorized but unissued Haverfield Common Stock has been reserved for issuance under the Directors' Plan pursuant to the exercise of stock options. No options have been granted under the Directors' Plan. The number of shares is subject to adjustment in the event of a stock split, stock dividend, merger, consolidation or certain other corporate transactions or changes in capitalization.

All options granted under the Directors' Plan will have an exercise price per share equal to the fair market value of a share of Haverfield Common Stock on the date the option is granted. Each option will become exercisable in three equal annual installments commencing one year after the date it is granted. Any option granted under the Directors' Plan if not exercised will expire ten years after the date of grant. All options will be nontransferable other than by will or the laws of descent and distribution, and during the non-employee director's lifetime may be exercised by such director. The purchase price for shares of Haverfield Common Stock acquired pursuant to the exercise of an option shall be paid in cash or by check. Options will generally terminate (i) one year after a non-employee director's directorship terminates due to death or disability,
(ii) three months after the non-employee director's directorship terminates if such termination is for other than death, disability or cause (as defined in the Directors' Plan), (iii) upon the termination of the director's directorship for any other reason, except that a director who becomes a director emeritus immediately following the expiration of his term will not be considered to have terminated his directorship, or (iv) ten years after date of grant.

Upon a Change in Control (as defined in the Directors' Plan), all outstanding options under the Directors' Plan will, for a period of 60 days following the Change in Control, become immediately and fully exercisable and the non-employee director may, during the 60-day period following the Change in Control, surrender any option (or portion thereof) which was granted more than six months prior to such surrender for a cash payment in respect of each share covered by the option or portion thereof surrendered equal to the excess over the option price of the greater of the highest price at which the Haverfield Common Stock traded during the 60-day period preceding the date of the Change in Control or the highest price per share paid in connection with the transaction constituting or resulting from the Change in Control.

                       REMUNERATION AND OTHER INFORMATION

COMPENSATION COMMITTEE REPORT
--------------------------------------------------------------------------------
The report of the Compensation Committee and the stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Exchange Act, except as to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee of the Board is composed entirely of outside directors and is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies. In addition, the Compensation Committee, pursuant to authority delegated by the Board, determines on an annual basis the compensation to be paid to the Chief Executive Officer. The Compensation Committee has access to national compensation surveys and regional compensation information on executives in companies both larger and smaller than the Company. All of these independent sources are used by the Compensation Committee in reviewing compensation.

The objectives of the Company's executive compensation program are to:

-      Support the achievement of desired Company performance.

- Provide compensation that will attract and retain superior talent and reward performance.

- Align the executive officers' interests with the success of the Company by making a portion of their compensation dependent upon corporate performance.

The executive compensation program is comprised of base salary, annual cash incentive compensation, long-term incentive compensation in the form of stock options, and various benefits, including medical and ESOP plans generally available to all employees of the Company. It provides an overall level of compensation opportunity that is competitive within the banking industry, as well as with a broader group of companies of comparable size and complexity. The Company has no defined benefit pension plan. The Compensation Committee believes that a significant portion of the total compensation program should be subject to specific annual performance criteria. Consequently, the incentive bonus portion of the compensation package payable to the Company's executive officers is a significant portion of their compensation package.

Executive officers are paid a base salary which generally ranks them below executives in similar positions for corporations of similar size in the banking industry. In determining salaries, the Compensation Committee also takes into account individual experience and performance and specific issues particular to the Company. The Executive Incentive Compensation Plan provides these individuals direct financial incentive to increase their compensation to much more competitive levels with others with similar responsibility in other public companies, but only if favorable financial results are achieved. Individual performance may also be taken into account in determining incentive awards, but no incentive compensation is paid unless a predetermined threshold for return on average assets has been reached. Threshold, target and maximum goals for Company performance are set at the beginning of each fiscal year.

The Management Option Plan is the Company's long-term incentive plan for the benefit of executive officers and full-time employees. The objectives of the program are to align executive and shareholder long-term interests by creating a strong and direct link between executive pay and shareholder return, and to enable executives to develop and maintain a significant, long-term stock ownership in Haverfield Common Stock. Stock options are granted at an option price equal to the fair market value of Haverfield Common Stock on the date of grant. Awards are made at a level calculated to be competitive within the banking industry as well as a broader group of companies of comparable size and complexity.

Mr. Valerian has been President and Chief Executive Officer since 1990. In January 1995, Mr. Valerian received a base salary increase of 4.0%. Mr. Valerian's incentive award for fiscal 1995 determined in accordance with the Executive Incentive Compensation Plan was $69,375. This figure is based on a detailed formula including return on assets, return on equity, net interest margin to earning assets, the Company's rate sensitivity position and the Company's capital position. The above criteria, as well as other indicators of Haverfield's performance, are used in determining the incentive awards for other executive officers.

The Compensation Committee believes Mr. Valerian and the executive officers have managed the Company well in a challenging business climate. The stock options granted to these individuals during fiscal 1995 are consistent with the design of the overall program and are shown in the Summary Compensation Table.

                             Compensation Committee
                             ----------------------
                               JACQUES C. POMEROY
                                MICHAEL T. GAUL
                                MARK R. MAGNOTTO

PERFORMANCE GRAPH
--------------------------------------------------------------------------------
Set forth below is a line graph comparing the cumulative total shareholder return on Haverfield's Common Stock for the last five fiscal years with the cumulative total return on the NASDAQ Market Index and the SIC Code 6035-Savings Institutions, Federally Chartered Index over the same period (assuming investment of $100 in Haverfield's Common Stock and each Index on January 1, 1991, and reinvestment of all dividends).


                        Havrfld Corp     Sav Inst Fed      NASDAQ Mkt
1990                       100              100              100
1991                       108.11           162.55           128.38
1992                       156.61           215.29           129.64
1993                       220.68           261.82           155.50
1994                       199.02           248.00           163.26
1995                       211.85           389.12           211.77

                   Source: Media General Financial Services



There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company will not make nor endorse any predictions as to future stock performance.

REMUNERATION OF EXECUTIVE OFFICERS
--------------------------------------------------------------------------------
Because the business of the Company currently consists primarily of the business of the Bank, it is currently the policy of the Company that no separate cash compensation is paid to the executive officers of the Company, all of whom are executive officers of the Bank and receive compensation as such. The following table sets forth all compensation paid or awarded by the Bank for the three years ended December 31, 1995 to the Chief Executive Officer and all other executive officers whose aggregate remuneration exceeded
$100,000:

                                        SUMMARY COMPENSATION TABLE

                                                                         Long-term Compensation
                                                                        --------------------------
                                      Annual Compensation                  Awards         Payouts
                                --------------------------------       -------------   -----------
                                                        Other               Number                All
                                                        Annual   Restricted   of                  Other
                                                       Compen-     Stock   Options      LTIP     Compen-
Name of Individuals     Year    Salary     Bonus(1)    sation(2)   Awards  Awarded(3)  Payouts   sation(4)
-------------------     ----    ------     --------    --------  --------- ---------   -------   ---------
William A.Valerian      1995   $168,369   $ 69,375       --         --       10,000              $ 12,617
President and Chief     1994   $161,899       --         --         --        2,675       --     $ 15,747
Executive Officer       1993   $154,150   $ 88,100       --         --        3,300              $ 20,980
(Age 52)

Richard C. Ebner        1995   $ 97,354   $ 30,056       --         --        5,000       --     $  5,164
Executive Vice          1994   $ 93,615       --         --         --        1,784       --     $ 18,130
President, Chief        1993   $ 89,150   $ 55,600       --         --        2,200       --     $ 39,711
Operating Officer,
Chief Financial
Officer and Treasurer
(Age 45)

Nick J. Nero, Jr        1995   $ 69,820   $ 28,150       --         --        1,000       --     $  5,458
Vice President,         1994   $ 68,490       --         --         --          334       --     $  6,738
Operations              1993   $ 66,650   $ 32,000       --         --          550       --     $  8,926
(Age 52)
----------------------------------

1. The amounts indicated were awarded under the Executive Incentive Compensation Plan.

2. Certain executive officers receive other annual compensation in the form of perquisites, the amount of which does not exceed established reporting thresholds and which therefore are not included herein.

3. The number of options indicated were awarded under the Management Option Plan and, for 1994 and 1993, are adjusted for the 10% stock dividend distributed on October 1, 1995.

4. Includes split dollar life insurance premium and Company ESOP contributions. Also includes country club initiation dues for Mr. Ebner in 1994 and 1993.

EXECUTIVE INCENTIVE COMPENSATION PLAN
--------------------------------------------------------------------------------
In November 1983, the Board of Directors of the Bank adopted a Management Incentive Compensation Plan (the "Plan"), which was amended in April 1986, based on beliefs and guiding principles designed to align compensation with business strategy, Company values and management initiatives. The Plan rewards executives for long-term strategic management and the enhancement of shareholder value through delivering appropriate ownership in the Company, integrates compensation programs with the Company's annual strategic planning and measurement processes, supports a performance-oriented environment that rewards performance with respect to Company goals, and attracts and retains key executives critical to the long-term success of the Company. Eligibility for participation in the Plan is limited to those senior level executives and others recommended by the Chief Executive Officer who are responsible for directing functions which have a significant bearing on the growth and profitability of the

Company and its subsidiaries. The incentive rewards are based on Haverfield's annual return on assets, as well as other indicators of Haverfield's performance. The Compensation Committee determines the aggregate amount of such cash distributions as well as the specific cash distribution to the Chief Executive Officer. The Chief Executive Officer allocates the remainder of the approved cash distributions to participants. The Compensation Committee is not required to award the entire incentive compensation fund and any unawarded portion will not be carried forward to future years. The Plan can be amended or terminated by the Board at any time.

HAVERFIELD CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN
--------------------------------------------------------------------------------
The Company's ESOP, which incorporates both discretionary employer contributions and a 401(k) employee salary reduction feature, was approved by the shareholders of the Company at the 1991 Annual Meeting. The Company's matching contribution equals fifty percent (50%) of the employee's deferred compensation. The ESOP covers employees who have attained age 21 and have completed one year of service with Haverfield, the Bank or Home Financial, Inc. The ESOP is funded primarily by employer contributions. The assets of the ESOP are invested primarily in shares of Haverfield Common Stock. A
Registration Statement with respect to 363,000 shares of Haverfield Common
Stock was filed with the SEC in connection with Haverfield Common Stock held by the ESOP which may be issued to participants.

Haverfield or its subsidiaries may, in any plan year, make discretionary contributions in either shares of Haverfield Common Stock or cash. During the year ended December 31, 1995, Haverfield and its subsidiaries made cash contributions, including the Company's matching contribution, in the amount of $27,954 to the ESOP. From time to time, the ESOP may purchase additional shares of Haverfield Common Stock for the benefit of plan participants through purchases of outstanding shares in the market or upon the sale of treasury shares by Haverfield. Such purchases, if made, may be funded through borrowings by the ESOP or further contributions from Haverfield or its subsidiaries. The timing and amount of future purchases, contributions and borrowings will be affected by various factors, including the requirements of the Office of Thrift Supervision and other regulations as to ESOP purchases, requirements of the Employee Retirement Income Security Act of 1974, as amended, the Code, market conditions and the earnings and financial condition of Haverfield. During 1995, a total of 11,078 shares of Haverfield Common Stock were purchased by the ESOP.

Discretionary contributions to the ESOP and shares of Haverfield's Common Stock are allocated among the participants in proportion to their compensation. All participants must be employed on the last day of the plan year to be entitled to share in an allocation with respect to such plan year. Forfeitures are reallocated among remaining participants in the same manner as contributions. A participant who has attained the age of 55 and completed ten years of participation in the ESOP may direct that a percentage of the value of his or her account balance be distributed in cash. The contributions to be made by Haverfield and its subsidiaries to the ESOP are not fixed, so benefits payable under the ESOP cannot be accurately estimated. Participants in the ESOP are always 100% vested in that part of their account attributable to the compensation they have deferred through the 401(k) feature of the ESOP. Participants are not vested in the employer contribution portion of their accounts until after five years of service, at which time they are 100% vested. Participants also become fully vested at age 65 or upon their death or disability. Vested benefits are payable upon the participant's death or other termination of employment and are generally to be paid in shares of Haverfield Common Stock.

A Committee appointed by the Board of Haverfield administers the ESOP, and Mr. Harry F. Brockman, acts as trustee. Under the ESOP, participants may direct the voting of all shares of Haverfield Common Stock allocated to their accounts. Unallocated shares are voted according to the instructions of the Committee. In addition, the ESOP provides that the trustee will respond to a tender or exchange offer with regard to allocated shares of Haverfield Common Stock in accordance with the instructions of the participants to whom such shares have been allocated and shall respond with regard to unallocated shares in the same proportion as the trustee responds with regard to allocated shares for which instructions were received. As of December 31, 1995, a total of 138 officers and employees were participants in the ESOP.

The Board may amend or revise the ESOP, except that no such amendment shall be effective if it: authorizes or permits any part of the assets held in the ESOP (other than such part as is required to pay taxes and administration expenses) to be used for or diverted to any purpose other than for the exclusive benefit of the participants or their beneficiaries or estates; causes any reduction in the amount credited to the account of any participant; or causes or permits any portion of the assets of the ESOP to revert to or become property of the Company.

MANAGEMENT STOCK OPTION PLAN
-------------------------------------------------------------------------------
As a performance incentive and to encourage ownership of Haverfield Common Stock, the Board adopted the Management Option Plan for the benefit of executive officers and other employees of the Company and its subsidiaries whether or not directors of Haverfield or its subsidiaries. Directors who are not executive officers are not eligible to participate in the Management Option Plan. The Board, the Compensation Committee and management believe that significant stock ownership is a major incentive in building shareholders' wealth and aligning the interests of employees and shareholders. To encourage growth in shareholder value and focus attention on managing the Company as an owner with an equity position in the business, senior executives who are in a position to make a substantial contribution to the long-term success of the Company should have a significant stake in its on-going success. The 1985 Option Plan, which was approved by the shareholders at their 1985 annual meeting, terminated on July 23, 1995; however, 67,034 stock options remain outstanding. No options have been repriced or otherwise adjusted or amended in the past 10-year period.

The 1995 Stock Option Plan was approved by the shareholders at their 1995 annual meeting. The maximum number of shares reserved for purchase pursuant to the exercise of options granted under the 1995 Stock Option Plan is 165,000 shares, subject to modification or adjustment to reflect changes in Haverfield's capitalization as, for example, in the case of a merger, reorganization or stock split. Authorized but unissued shares or shares previously issued and reacquired by the Company may be used to satisfy an exercise of an option under the Management Option Plan, resulting in an increase in the number of shares outstanding, which will have a dilutive effect on the holdings of existing shareholders.

The Management Option Plan is administered by the Compensation Committee of the Board, all of whom are non-employee members of the Board, and all of whom are "disinterested directors", as such term is defined under Rule 16b-3 of the Exchange Act. The Compensation Committee is given absolute discretion under the Management Option Plan to select the persons to whom rights will be granted and to determine the number of rights to be granted to each. Grants of options under the Management Option Plan are designed to be either incentive stock options under Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), or non-statutory stock options.

Under the 1995 Stock Option Plan, non-statutory stock options may be granted at a purchase price which shall not be less than 65% of the fair market value of Haverfield Common Stock on the date of grant. Incentive stock options may be granted at a purchase price which shall not be less than 100% of the fair market price on the date of grant, provided that grantee does not possess more than 10% of the total combined voting power of the Company (as determined pursuant to Section 424(d) of the Code). If the grantee does possess more than 10% of the total combined voting power of all classes of Haverfield Common Stock, the purchase price per share of Haverfield Common Stock deliverable upon the exercise of each incentive stock Option shall not be less than 110% of the fair market value of Haverfield Common Stock on the date of grant.

The terms of both non-statutory stock options and incentives stock options shall be determined by the Compensation Committee; however, no grant will be exercisable, in whole or in part, more than 10 years from the date of grant. If at the time an incentive stock option is granted to an employee who is deemed to beneficially own more than 10% of the total combined voting power of the Company as defined under Section 424(d) of the Code, then the term of such grant shall not exceed 5 years from the date of grant. However, in the event of a change in control of the Company, all non-statutory and incentive stock options shall become immediately exercisable. Unless otherwise determined by the Compensation Committee at the time of grant, termination of a participant's employment for any reason other than disability, change of control, or death, will result in both non-statutory and incentive stock to expire upon termination. Unless otherwise determined by the Compensation Committee at the time of grant, in the event of death or disability of any participant, all non-statutory options held by the participant, whether or not exercisable at the time, shall be exercisable by the participant or his legal representative or beneficiary for one year or such longer period as determined by the Compensation Committee following the date of such event, provided that in no event shall the period extend beyond the expiration of the non-statutory stock option term. In the event of a participant's death or disability, all incentive stock options held by the participant, whether or not exercisable at such time, shall be exercisable by the participant or the participant's legal representative or beneficiary for one year following the date of the participant's death or cessation of employment due to disability. Upon termination of the participant's employment due to a change in control, all incentive stock options held by such participant, whether or not exercisable at such time, shall be exercisable for a period of one year following the date of such participant's cessation of employment but in no event, shall the exercisable period extend beyond the expiration of the incentive stock option term.

The following table presents individual grants of options that were made under the 1995 Stock Option Plan during fiscal 1995 to each of the named executives in the Summary Compensation Table. This table is intended to allow shareholders to ascertain the relationship between the number and size of option grants made during fiscal 1995, the exercise price and the market price on the date of grant, and the expiration date of the grants.

                   OPTION GRANTS IN THE LAST FISCAL YEAR (1)


                                            Individual Grants                       Potential
                      ---------------------------------------------------------     Realizable
                                                                                    Value at
                                                Percent                              Assumed
                                                of Total                           Annual Rates
                                                Options                           of Stock Price
                                    Number     Granted to  Exercise                Appreciation
                         Date        of        Employees   or Base                for Option Term
                         of        Options        In       Price     Expiration  ----------------
Name                    Grant     Granted(2)  Fiscal Year Per Share    Date        5%        10%
----                  --------    ----------  ----------  ---------  ----------  ------     -----
William A. Valerian   12/21/95     10,000       52.63%    $13.875    12/21/05   $ 87,289   $221,132
Richard C. Ebner      12/21/95      5,000       26.32%    $13.875    12/21/05   $ 43,630   $110,566
Nick J. Nero, Jr.     12/21/95      1,000        5.26%    $13.875    12/21/05   $  8,726   $ 22,113
-----------------------

1. The 1995 Stock Option Plan is administered by the Compensation Committee of the Board which has the authority to determine the individuals to whom and the terms at which option grants shall be made, certain terms of the options, and the number of shares to be subject to each option. The exercise or base price per share is the fair market value of Haverfield Common Stock on the date of the grant, and the term of the option is 10 years.

2.   All grants in 1995 were incentive stock options.

The following tabulation shows, as to all persons named in the Summary Compensation Table, the following information with respect to the exercise of stock options during fiscal 1995 by each of the named executive officers and the fiscal year-end value of unexercised options.

     AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                   Number of
                    Shares                                  Number of          Value of Unexercised
                   Acquired             Value         Unexercised Options at  In-the-Money Options at
Name             on Exercise           Realized         December 31, 1995(1)   December 31, 1995(2)
----             -----------           --------       ----------------------  -----------------------
William A. Valerian  None               None               45,862                 $181,000
Richard C. Ebner     None               None               28,344                 $115,485
Nick J. Nero, Jr.    None               None                3,699                 $  9,753
-----------------

1.   All unexercised options were incentive stock options that were exercisable.

2. Based on December 31, 1995 closing stock price of $13.50 per share minus the exercise or base price.

CERTAIN TRANSACTIONS
-------------------------------------------------------------------------------
The Bank offers to its directors, officers and employees first mortgage loans for the financing of their primary residences, a line of credit ("LOC") secured by the borrower's primary residence and both secured and unsecured MasterCard loans. Directors, officers and employees execute a note at the rate then being offered by the Bank to the general public. The actual payment rate for adjustable loans, however, is adjusted annually based on a designated index for so long as the director, officer or employee continues employment or service with the Bank and, in the case of directors and executive officers, does not modify the existing note. Loans outstanding made since August 9, 1989 to directors and executive officers no longer have any preferential terms and bear the same rate of interest as comparable transactions with nonaffiliated persons. It is the belief of management that these loans neither involve more than normal risk of collectibility nor present other unfavorable features. All loans to directors and executive officers were current as of December 31, 1995.

The table below sets forth certain information with respect to directors and executive officers whose loans from the Bank exceeded an aggregate of $60,000 during the year ended December 31, 1995.

                                                                    Highest Principal
                                                                     Balance During        Principal
                    Nature of          Year        Payment  Note     The Year Ended      Balance as of
Name                Indebtedness(1)    Made        Rate(2)  Rate(3) December 31, 1995   December 31,1995
----                ---------------    ----        -------  ------- -----------------  ------------------
Richard C. Ebner    Mortgage           1985         7.04%    7.75%      $ 53,897           $ 47,453
                    Equity LOC         1985         6.61      8.61        70,163             70,163
                    MasterCard         1985         6.61      8.61         1,785                221

Michael T. Gaul     Mortgage           1992         7.25      7.25       279,841            266,387
                    Mortgage           1993         8.38      8.38        52,475             51,974
                    Equity LOC         1993        11.00     11.00        56,321                 --
                    Equity LOC         1995         8.00      8.00        58,562              6,718

Mark R. Magnotto    Mortgage           1987         7.04      8.25       160,872            157,273
                    Mortgage           1995         7.00      7.00       175,000            175,000
                    Mortgage           1995         6.63      6.63       228,000            227,393
                    Equity LOC         1993        10.25     10.25        92,653             92,589
                    Equity LOC         1995         9.00      9.00        76,638                 --
                    Equity LOC         1995         8.75      8.75       150,000             27,752
                    MasterCard         1987        12.99     12.99           625                548
                    Unsecured          1991        17.96     17.96            82                 --

Nick J. Nero, Jr.   Mortgage           1995         7.00      7.00       145,000            144,399
                    MasterCard         1983        13.56     13.56         4,148              3,948

Jacques C. Pomeroy  Mortgage           1993         8.25      8.25       298,998            296,142
                    MasterCard         1993        12.99     12.99        10,724             10,424

Peter E. Shimrak    Mortgage           1986         6.67      8.50       200,299            196,032
                    Equity LOC         1987         6.67      8.67       100,000             87,760
                    Savings            1986         4.91      6.91        16,000             16,000
                    Savings            1986         6.00      8.00        54,535             54,535
                    MasterCard         1987         6.67      8.67         5,399              5,032

John D. Simacek     Mortgage           1984         5.96      8.50        52,700             50,530
                    Equity LOC         1986         9.00      9.00        10,000              9,326
                    MasterCard         1986         9.00      9.00         2,943                658

Edward R. Turza     Mortgage           1991         6.50      6.50        61,873                 --
                    Mortgage           1995         8.00      8.00        95,000             93,325
                    Equity LOC         1992        11.25     11.25         6,397                 --
                    Equity LOC         1987         9.75      9.75        26,317             14,028
                    Equity LOC         1995        10.00     10.00           103                 --
                    MasterCard         1987         9.75      9.75         4,967                 --
                    MasterCard         1991         8.00      8.00           961                772
                    Savings            1986         3.48      5.48         3,400              3,400

                                                                   Highest Principal
                                                                    Balance During          Principal
                    Nature of          Year        Payment  Note    The Year Ended        Balance as of
Name                Indebtedness(1)    Made        Rate(2)  Rate(3) December 31, 1995   December 31,1995
----                ---------------    ----        -------  ------- -----------------   ----------------
William A. Valerian  Mortgage          1991        6.50     6.50        205,000             203,112
                     Equity LOC        1985        6.61     8.61        129,102              88,639
                     MasterCard        1985        6.61     8.61          5,736               5,736
                     Unsecured         1987       17.96    17.96            689                 620
-------------------

1. All mortgage loans are secured by first liens on primary residences. Both the equity LOC and MasterCard loans are secured.

2. Payment rate on adjustable first mortgage loans, equity LOC and MasterCard loans adjust annually based on a designated index.

3. The note rate represents that rate which would be offered to the general public.

During the year ended December 31, 1995, certain family members of some of the directors and executive officers listed above had loans outstanding from the Bank. These loans aggregated less than $8,000 and were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

CONSULTING AGREEMENT
-------------------------------------------------------------------------------
Peter E. Shimrak, Chairman of the Board, and the Bank entered into a Consulting Agreement (the "Consulting Agreement") effective August 1, 1995, which, in addition to the $1,250 per month which Mr. Shimrak receives as Chairman of the Board, provides that he shall receive an hourly charge for his consulting services in the amount of $50 per hour. The maximum hours to be actually billed to the Bank on a monthly basis may not exceed twenty (20) hours. In addition, Mr. Shimrak is also entitled to receive certain commission based compensation for business activities conducted on behalf of the Bank. The term of the Consulting Agreement is one year. During 1995, Mr. Shimrak was paid $6,826 under the Consulting Agreement.

                          1997 SHAREHOLDERS' PROPOSALS

Any shareholder proposal intended for inclusion in the proxy statement and form of proxy related to Haverfield's annual meeting of shareholders expected to be held on or about April 23, 1997 must be received by the Company by November 20, 1996 pursuant to the proxy solicitation regulations of the SEC. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act. It is urged that any such proposals be sent by certified mail, return receipt requested.

                                By Order of the Board of Directors,

                                /s/ Nancy M. Czupik

                                Nancy M. Czupik
                                Corporate Counsel and Secretary

Cleveland, Ohio
March 18,1996

                                   APPENDIX A

                    Haverfield Corporation and Subsidiaries
                         Index to Financial Information

                                                  Page
-------------------------------------------------------
Market and Dividend Information                   A-1
Form 10-K Copies Available                        A-1
Consolidated Financial Highlights                 A-2
Management's Discussion and Analysis              A-3
Report of Management                              A-18
Report of Independent Auditors                    A-19
Consolidated Statements of Financial Condition    A-20
Consolidated Statements of Income                 A-21
Consolidated Statements of Cash Flows             A-22
Consolidated Statements of Shareholders' Equity   A-23
Notes to Consolidated Financial Statements        A-24


                        MARKET AND DIVIDEND INFORMATION

Haverfield Common Stock trades on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol HVFD. At December 31, 1995, the number of shareholders of record was 434. A summary of the trading ranges and cash dividends paid on Haverfield Common Stock during each quarter of 1995 and 1994 is presented below. The amounts shown for the first two quarters of 1995 and all four quarters of 1994 have been restated to reflect a 10% stock dividend distributed on October 1, 1995.

                                            1995                                                1994
                           -----------------------------------------------   -------------------------------------------------
                                Sales Price                Cash Dividends            Sales Price               Cash Dividends
                            High            Low                Paid              High             Low              Paid
First Quarter              $14.32           $12.95            $.127             $19.09           $14.77            $.127
Second Quarter             $13.64           $11.82            $.127             $16.82           $15.00            $.127
Third Quarter              $14.75           $12.27            $.127             $16.82           $14.77            $.127
Fourth Quarter             $14.75           $13.50            $.135             $16.14           $13.18            $.127

Information describing the Haverfield Corporation Dividend Investment Service can be obtained from: Richard C. Ebner, Treasurer, Haverfield Corporation, Terminal Tower, 50 Public Square, Suite 444, Cleveland, Ohio 44113-2203.

                           FORM 10-K COPIES AVAILABLE

UPON RECEIPT OF A WRITIEN REQUEST TO RICHARD C. EBNER, TREASURER, HAVERFIELD CORPORATION, TERMINAL TOWER, 50 PUBLIC SQUARE, SUITE 444, CLEVELAND, OHIO 44113-2203, HAVERFIELD WILL FURNISH TO ANY SHAREHOLDER WITHOUT CHARGE A COPY OF THE ANNUAL REPORT ON FORM 10-K, WITHOUT EXHIBITS UNLESS SPECIFICALLY RE-QUESTED, FOR THE YEAR ENDED DECEMBER 31, 1995.

                                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                                 (Dollars in thousands, except per share data)
=====================================================================================================
                                         1995           1994        1993          1992         1991
                                         ----           ----        ----          ----         ----
AT DECEMBER 31:
Total assets                           $ 354,505    $ 316,768    $ 310,410     $ 317,640    $ 287,555
Net loans                                283,560      279,680      248,005       236,319      213,654
Mortgage-backed securities                 2,754        3,101        5,961        13,138       18,399
Cash and investments                      59,327       24,997       33,783        50,099       33,616
Deposits                                 317,779      279,269      268,012       284,163      251,638
Borrowed money                                --        2,000        6,348         2,000        5,700
Shareholders' equity                      28,058       26,868       22,510        18,761       17,292
Amount of loans serviced for others      139,498      161,968      177,763       183,592      187,221
Number of offices                             10           11           10            10            9

YEAR ENDED DECEMBER 31:
Interest income                        $  26,505    $  21,784    $  22,964     $  25,156    $  27,883
Interest expense                          15,195       11,057       11,150        13,988       18,253
Provision for loan losses                    123           97          897           750        1,351
Noninterest income                         2,204        2,160        3,735         2,799        2,610
Noninterest expense                       10,376       10,421       11,321         9,928        8,411
Provision for income taxes                 1,020          669        1,138         1,318          878
Extraordinary item, net of tax                --           --           --           (67)          --
Net income                                 1,995        1,700        2,193         1,904        1,600

PER SHARE DATA(1):
Net income:
  Primary                              $    1.06    $    1.03    $    1.45     $    1.35    $    1.13
  Fully-diluted                             1.06          .96         1.33          1.35         1.13
Shareholders' equity                       14.90        14.25        14.15         13.23        12.18
Tangible shareholders' equity              14.82        13.73        13.11         11.43        10.76
Cash dividends declared and paid             .52          .51          .48           .44          .40
Dividend payout ratio                      49.06%       49.56%       33.30%        32.02%       35.07%


SELECTED RATIOS:
Return on average assets                     .58%         .55%         .73%          .65%         .55%
Return on average equity                    7.13%        6.96%       10.32%        10.25%        9.14%
Average equity to average assets            8.17%        7.83%        7.09%         6.30%        6.03%
Weighted-average yield on interest-
  earning assets                            7.92%        7.18%        7.91%         8.77%        9.93%
Weighted-average cost of interest-
  bearing liabilities                       4.93%        3.92%        4.10%         5.17%        6.84%
Interest rate spread                        2.99%        3.26%        3.81%         3.60%        3.09%
Net interest margin                         3.38%        3.54%        4.07%         3.90%        3.43%
Shareholders' equity to total assets        7.91%        8.48%        7.25%         5.91%        6.01%


---------------------

(1) Prior year amounts have been restated to reflect a 10% stock dividend distributed on October 1, 1995.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion and analysis is intended to assist readers in understanding the results of operations and changes in financial position for the past three years. It should be read in conjunction with the audited financial statements, accompanying footnotes and supplemental financial data presented elsewhere in this Appendix A to the Proxy Statement.

On August 23, 1995, the Board of Directors of Haverfield Corporation ("Haverfield" or the "Company") declared a 10% stock dividend payable to shareholders of record on September 15, 1995. The stock dividend was distributed on October 1, 1995. Per share data has been computed giving retroactive effect to the stock dividend.

GENERAL OVERVIEW
-------------------------------------------------------------------------------
The Company is a unitary savings and loan holding company owning all the outstanding common stock of Home Bank, F.S.B. Effective February 23, 1995, the Company changed the name of its banking subsidiary from Home Federal Savings Bank, Northern Ohio to Home Bank, F.S.B. ("Banking subsidiary" or the "Bank"). The financial statements and statistical data presented herein are the financial statements and data for the Company on a consolidated basis.

The operations of the Company and its Banking subsidiary are significantly influenced by general economic conditions, monetary and fiscal policies of the federal government, and policies of regulatory authorities, including the Federal Reserve Board, the Securities and Exchange Commission, the Office of Thrift Supervision (the "OTS"), the Federal Deposit Insurance Corporation (the "FDIC") and the Office of the Comptroller of Currency (the "OCC"). Deposit flows and cost of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for mortgage financing and for consumer and other types of loans, which in turn are affected by the interest rates at which such financing may be offered and other factors affecting the supply of housing and the availability of funds.

The Company's net income in 1995 increased 17.4% over 1994. The Company's net income for the year ended December 31, 1995 was $1,995,000 or $1.06 per share, compared with $1,700,000 or $1.03 per share for the year ended December 31, 1994. The increase in 1995 compared to 1994 was due to the improvement in net interest income, which increased from $10,727,000 in 1994 to $11,310,000 in 1995 primarily due to the effects of increases in volume, partially offset by lower net interest margin.

The Company's net income for the year ended December 31, 1994 was $1,700,000 or $1.03 per share, compared with $2,193,000 or $1.45 per share for the year ended December 31, 1993. The decrease in 1994 compared to 1993 was due to the decline in net interest income of $1.1 million primarily due to the effects of a general increase in interest rates during 1994, and a decrease of $1.6 million in noninterest income, primarily in gains on sales of loans, offset by a decrease of $800,000 in the provision for loan losses, based on management's assessment of the adequacy of the allowance for loan losses, and a 7.9% decrease in noninterest expense.

NET INTEREST INCOME
-------------------------------------------------------------------------------
Net interest income, the primary component of the Company's earnings, is influenced by the distribution and volume of the assets and liabilities, and the difference ("spread") between the yields earned and the rates paid on those assets and liabilities.

For 1995, net interest income totaled $11.3 million compared to $10.7 million in 1994. The general level of interest rates increased during 1995, causing interest-bearing liabilities, particularly deposits, to reprice more quickly than interest-earning assets, resulting in a decrease of 27 basis points in the interest rate spread. The decline in the interest rate spread was offset by increased volume of the assets and liabilities which contributed $887,000 to the increase in net interest income.

For 1994, net interest income was $10.7 million, compared to $11.8 million in 1993. The decrease in 1994 resulted from a substantial decrease in the yield on interest-earning assets, which declined 73 basis points, while the cost of interest-bearing liabilities decreased only 18 basis points. The significant declines in the yields on loans (the primary interest-earning asset) in 1994 were a consequence of the declining interest rate environment prevalent throughout much of 1993. During 1993, a large number of loans (with higher interest rates) were repaid and refinanced (at lower rates) either with the Bank or elsewhere. In addition, new loan originations were also at substantially lower rates. In 1994, new loan originations declined significantly as interest rates began to rise in the first quarter. Mainly as a result of the decline in the yield on loans, the interest rate spread declined 55 basis points in 1994.

An analysis of net interest income is presented in the following table. For each major category of interest-earning assets and interest-bearing liabilities, the average balance of funds employed during the period indicated is shown along with the interest earned or paid on that balance for the period and the weighted average rate earned or paid for that category. Average balances are determined on a daily basis.

                                                                  Year Ended December 31,
                                --------------------------------------------------------------------------------------------------
                                               1995                             1994                            1993
                                ---------------------------------   ----------------------------    ------------------------------
                                Average                   Average   Average              Average    Average                Average
                                Balance      Interest      Rate     Balance    Interest    Rate     Balance   Interest       Rate
                                -------      --------     -------   -------    --------  -------    -------   --------     -------
                                                                        (Dollars in thousands)
Interest-earning assets:
 Loans (1)                       $284,385    $ 23,313      8.20%   $273,927     $20,472     7.47%  $255,661   $ 21,488     8.40%
 Mortgage-backed
  securities                        2,991         240      8.02       4,031         301     7.47      9,071        653     7.20
 Investment securities
  and other                        47,301       2,952      6.24      25,395       1,011     3.98     25,759        823     3.19
                                 --------    --------      ----    --------     -------     ----   --------   --------     ----
 Total interest-earning assets    334,677      26,505      7.92     303,353      21,784     7.18    290,491     22,964     7.91
                                             --------      ----                 -------     ----              --------     ----
Noninterest-earning assets          7,870                             8,577                           9,141
                                 --------                          --------                        --------
 Total assets                    $342,547                          $311,930                        $299,632
                                 ========                          ========                        ========
Interest-bearing liabilities:
 Deposits
  Passbook/statement
   accounts                      $ 50,308       1,241      2.47%   $ 61,460       1,524     2.48%  $ 62,285      1,745     2.80%
  NOW accounts                     24,699         245       .99      26,481         285     1.08     26,731        333     1.24
  Money market fund
   accounts                        41,762       2,138      5.12      38,697       1,404     3.63     40,267      1,312     3.27
  Certificates of deposit         191,049      11,514      6.03     149,693       7,401     4.94    137,923      7,358     5.34
                                 --------    --------      ----    --------     -------     ----   --------   --------     ----
Total deposits                    307,818      15,138      4.92     276,331      10,614     3.84    267,206     10,748     4.02

 FHLB advances                        575          57      9.91       2,148         213     9.92      2,000        206    10.30
 Long-term borrowings                  --          --        --       3,323         230     6.92      2,837        196     6.91
                                 --------    --------      ----    --------     -------     ----   --------   --------     ----
 Total interest-bearing
  liabilities                     308,393      15,195      4.93     281,802      11,057     3.92    272,043     11,150     4.10
                                             --------      ----                 -------     ----              --------     ----
Noninterest-bearing
  liabilities                       6,174                             5,700                           6,331
                                 --------                          --------                        --------
 Total liabilities                314,567                           287,502                         278,374
Shareholders' equity               27,980                            24,428                          21,258
                                 --------                          --------                        --------
 Total liabilities and
  shareholders' equity           $342,547                          $311,930                        $299,632
                                 ========                          ========                        ========
Net interest income/interest
  rate spread                                $ 11,310      2.99%                $10,727     3.26%             $ 11,814     3.81%
                                             ========      ====                 =======     ====              ========     ====
Net interest margin                                        3.38%                            3.54%                          4.07%
                                                           ====                             ====                           ====

--------------------
(1) The average balance of loans includes the principal balance of nonaccrual loans. Interest income includes amortization of deferred loan fees of $167,000, $188,000 and $320,000 in 1995, 1994, and 1993, respectively.


The effect on net interest income due to changes in interest rates and changes in the amounts of interest-earning assets and interest-bearing liabilities is shown in the following table. Changes in interest due to both rate and volume have been allocated to change due to volume and change due to rate in proportion to the absolute amounts of the change in each.

                                              Change Due To
                                 Total      -----------------
                                 Change     Volume       Rate
                                 ------     ------       ----
                                        (In thousands)
1995 CHANGE FROM 1994
Interest income:
 Loans                            $ 2,841    $   720    $ 2,121
 Mortgage-backed securities           (61)       (82)        21
 Investment securities and other    1,941      1,171        770
                                  -------    -------    -------
  Total                             4,721      1,809      2,912
                                  -------    -------    -------
Interest expense:
 Deposits                           4,524      1,308      3,216
 FHLB advances                       (156)      (156)        --
 Long-term borrowings                (230)      (230)        --
                                  -------    -------    -------
  Total                             4,138        922      3,216
                                  -------    -------    -------
 Change in net interest income    $   583    $   887    $  (304)
                                  =======    =======    =======

1994 CHANGE FROM 1993
Interest income:
 Loans                            $(1,016)   $ 1,469    $(2,485)
 Mortgage-backed securities          (352)      (375)        23
 Investment securities and other      188        (12)       200
                                  -------    -------    -------
  Total                            (1,180)     1,082     (2,262)
                                  -------    -------    -------
Interest expense:
 Deposits                            (134)       360       (494)
 FHLB advances                          7         15         (8)
 Long-term borrowings                  34         34         --
                                  -------    -------    -------
  Total                               (93)       409       (502)
                                  -------    -------    -------
 Change in net interest income    $(1,087)   $   673    $(1,760)
                                  =======    =======    =======


ASSET/LIABILITY MANAGEMENT
--------------------------------------------------------------------------------
As with most financial institutions, the Company's interest income and cost of funds are significantly affected by general economic conditions and by policies of regulatory authorities. The function of asset/liability management is to monitor the maturities and repricing schedules of the components of the balance sheet, and to initiate actions to minimize the Company's vulnerability to changing interest rates while maximizing current and expected net interest yield. Asset/liability management seeks to ensure that assets and liabilities respond to interest rate changes in a similar time frame. The less-than-one-year period is monitored closely because it is in this time frame that the greatest exposure to sudden rate movements occurs. The
Company's objective with regard to asset/liability management is to attempt to minimize the impact of interest rate risk in the ensuing one-year time frame.

The Board of Directors establishes policies and objectives with regard to asset/liability management while senior management oversees the implementation of such policies. The Pricing Committee of the Bank meets weekly to review and establish rates on loan and deposit products, as well as to establish strategies to monitor the flow of funds and coordinate the sources, uses and pricing of those funds. The Company does not use derivative financial instruments in its asset/liability strategy.

Interest rate sensitivity arises from differences between the dollar amounts of assets and liabilities which mature or reprice within a time period. These differences, or "gaps", provide an indication of the extent to which net interest income is affected by interest rate movements in future periods. Net interest income is also affected by changes in the slope of the yield curve and by the price sensitivity of assets and liabilities which may have different effects on profit volatility - factors which cannot be quantified from gap data alone. For example, a decline in short-term market rates may not result in corresponding declines in the rates paid on consumer deposits. Interest rate sensitivity gap data does not provide an absolute measure of net interest income vulnerability; however, it is useful for identifying trends of changing interest rate sensitivity over time within an institution, and for providing comparisons between institutions.

Although the interest rate sensitivity gap is subject to a number of assumptions and is only one of a number of measurements, management believes the measure is an important indication of the Company's exposure to interest rate risk and the related volatility of net interest income in a changing interest rate environment. However, even a perfect interest rate sensitivity gap of 0% (i.e., where the repricing of interest-earning assets and interest-bearing liabilities is perfectly matched) does not assure a stable net interest margin in a period of changing interest rates. Depending on which indices are affected and when the interest-earning assets and interest-bearing liabilities reprice, the change in interest rates may have a favorable or unfavorable impact on net interest income.

The following table sets forth at December 31, 1995 the amounts of interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within a specified period. No prepayment assumptions or deposit decay rates have been incorporated. The table shows the excess or shortfall of interest-earning assets less interest-bearing liabilities. This excess or shortfall is called the "gap".


                                                   Scheduled Maturity or Repricing
                                 ----------------------------------------------------------------------
                                 6 Months      6 Months    1 Year      3 Years         More
                                    or            to         to          to            than
                                   Less         1 Year     3 Years     5 Years        5 Years     Total
                                 ---------     --------    -------     ---------      -------     -----
                                                             (In thousands)
INTEREST-EARNING ASSETS:
Real estate loans:
 Conventional:
  Fixed-rate                      $     841    $   2,549   $   7,510    $   8,454   $  41,676    $  61,030
  Adjustable-rate                    39,208       94,865      39,516        3,562          --      177,151
 Construction                         1,120          496        --             --          --        1,616
Land loans                            2,498        1,963        --             --          --        4,461
Consumer loans                       28,854       10,179         566           69         387       40,055
Business loans                        3,136        1,603        --             19          --        4,758
Loans in process,
 allowance for loan losses
 and net deferred loan fees              --           --          --           --      (5,511)      (5,511)
                                  ---------    ---------   ---------    ---------   ---------    ---------
Total loans (1)                      75,657      111,655      47,592       12,104      36,552      283,560
Mortgage-backed
 securities                             352           91         243          243       1,825        2,754
Investment securities and other       7,466        1,017       4,529       36,055       2,613       51,680
                                  ---------    ---------   ---------    ---------   ---------    ---------
Total interest-earning assets     $  83,475    $ 112,763     $52,364      $48,402     $40,990    $ 337,994
                                  =========    =========   =========    =========   =========    =========

INTEREST-BEARING LIABILITIES:
Deposits:
 Passbook and NOW
  accounts(2)                     $      --      $    --     $    --      $    --   $  59,368    $  59,368
 Money market fund
  accounts                           53,876           --          --           --          --       53,876
 Certificates of deposit             49,915       62,949      59,883       14,497       6,219      193,463
                                  ---------    ---------   ---------    ---------   ---------    ---------
Total deposits                      103,791       62,949      59,883       14,497      65,587      306,707
                                  ---------    ---------   ---------    ---------   ---------    ---------
Total interest-bearing
 liabilities                      $ 103,791    $  62,949   $  59,883    $  14,497   $  65,587    $ 306,707
                                  =========    =========   =========    =========   =========    =========

GAP                               $ (20,316)   $  49,814   $  (7,519)   $  33,905   $ (24,597)   $  31,287
Cumulative GAP                    $ (20,316)   $  29,498   $  21,979    $  55,884   $  31,287

----------------------------------

(1) Contractual maturities of loans do not reflect the actual term of the Company's loan portfolio. The average life of mortgage loans is substantially less than their contractual terms because of loan prepayments and due-on-sale clauses.

(2) Management believes that a significant amount of passbook and NOW accounts are core deposits.

The Company is positively mismatched on a one-year basis at December 31, 1995, because more assets than liabilities are expected to mature or reprice in the next twelve months. A positive mismatch implies that an increase in interest rate levels may have a positive impact on the Company's results of operations, while a decrease in interest rate levels may have the opposite effect. The Company will continue to actively manage its interest rate sensitivity position to maintain a reasonable balance between earnings and exposure to interest rate fluctuations.

The Bank's interest rate sensitivity is also monitored by management through selected interest rate risk measures produced by the OTS. Using data from the Bank's quarterly Thrift Financial Report, the Bank receives a report from the OTS which measures the Bank's interest rate risk by modeling the change in Net Portfolio Value ("NPV") over a variety of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. A NPV ratio, in any interest rate scenerio, is defined as the NPV in that rate scenario divided by the market value of assets in the same scenario. Under OTS regulations, an institution's "normal" level of interest rate risk in the event of an assumed change in interest rates is a decrease in the institution's NPV in an amount not exceeding 2% of the present value of its assets. Thrift institutions with greater than "normal" interest rate exposure must take a deduction from their total capital available to meet their risk-based capital requirement. The amount of that deduction from total capital is one-half of the difference between (a) the institution's actual calculated exposure to a 200 basis point interest rate increase or decrease (whichever results in the greater pro forma decrease in NPV) and (b) its "normal" level of exposure, which is 2% of the present value of its assets. For the present time, the OTS has deferred implementation of the interest rate risk component. As of December 31, 1995, the Bank's exposure to a 200 basis point interest rate increase (which would result in the greater pro forma decrease in NPV) was 1.60% of the present value of its assets. On this basis, the Bank believes that its interest rate risk was consistent with the amount treated as "normal" under the OTS regulations.

The table below shows the increase and decrease of NPV under different interest rate scenarios at December 31, 1995:

                                                    Net Portfolio Value
-----------------------------------------------------------------------------------------------------------------------
                                                                  Estimated NPV                           Change in NPV
Change in                                                        as a Percentage                        as a Percentage
Interest Rates                          Present Value           of Present Value                           of Present
(basis points)     Estimated NPV      Estimates of Assets      Estimates of Assets    Amount of Change   Value of Assets
--------------     -------------      -------------------      -------------------    ----------------  ----------------
                                                (Dollars in thousands)
     +400            $19,577              $343,119                   5.71%               $(15,216)     (4.14)%
     +300             24,410               350,080                   6.97%                (10,383)     (2.83)%
     +200             28,897               356,765                   8.10%                 (5,896)     (1.60)%
     +100             32,530               362,678                   8.97%                 (2,263)      (.62)%
       --             34,793               367,318                   9.47%
     -100             36,414               371,425                   9.80%                  1,621         .44%
     -200             38,322               375,944                  10.19%                  3,529         .96%
     -300             40,966               381,307                  10.74%                  6,173        1.68%
     -400             44,521               387,670                  11.48%                  9,728        2.65%


PROVISION FOR LOAN LOSSES
------------------------------------------------------------------------------
The provision for loan losses represents a charge against current earnings in order to maintain the allowance for loan losses at a level believed adequate by management to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based upon an ongoing review and analysis of the risk characteristics of the loan portfolio, historical charge-offs and recoveries, current economic conditions, volume, growth and composition of the loan portfolio, and other relevant factors. In 1995, based on management's assessment of the adequacy of the allowance, the provision for loan losses was $123,000, compared to $97,000 in 1994 and $897,000 in 1993. A significant portion of the provision in 1995, 1994 and 1993 was for the purpose of maintaining, or for the year 1993, increasing the general loan loss reserve, which covers potential losses inherent in the portfolio which have not been specifically identified.

See "Credit Risk Management" for a discussion of the adequacy of the Company's allowance for loan losses.

NONINTEREST INCOME
--------------------------------------------------------------------------------
In 1995, noninterest income totaled $2.2 million, compared to $2.2 million in 1994 and $3.7 million in 1993. Included in the notinterest income category are the following items: (i) servicing income, (ii) service fees and other charges,
(iii) gains on the sale of loans, mortgage-backed securities and investment securities, and (iv) other income.

Servicing income was $536,000 in 1995, compared to $634,000 in 1994 and $705,000 in 1993. This decline is attributable to the decrease in the average balance of loans serviced for others from $181.9 million in 1993 to $171.4 million in 1994 and to $151.2 million in 1995, due to the large number of fixed-rate loans being refinanced in recent years into adjustable-rate loans which are held in the Company's portfolio, and to lower volumes of loan originations. Although the Company may resume its involvement in the secondary market, on April 1, 1994, the Company changed its policy with regard to current originations of fixed-rate loans to hold them for portfolio investment; previously, such loans had been designated as held for sale. As such, the volume of loans sold declined to $23.7 million in 1994 from $79.7 million in 1993. No loans were sold during 1995. Gain on sale of loans was $80,000 in 1994, compared to $1,395,000 in 1993. Substantially all of the residential mortgage loans, whether fixed-rate or adjustable-rate, are originated under terms, conditions, and documentation which enable them to be sold in the secondary market. Under its loan sale agreements, the Company continues to collect payments on loans as they become due, to inspect the security property when appropriate, to make certain insurance and tax payments on behalf of borrowers, and to otherwise service the loans. The Company pays the purchaser under its participation and sales agreements an agreed yield on the loans or participation interest in loans sold. Amounts not paid to the purchaser are retained and recognized as servicing income. Servicing income includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. Although the rights to service loans can be sold in the secondary market to generate additional revenue, the Company did not sell loan servicing rights during 1995, 1994 or 1993.

In 1995, service fees and other charges increased to $1.2 million, compared to $971,000 in 1994 and $995,000 in 1993. This increase resulted from a revision of the service charges earned on certain deposit accounts and certain automated teller machine transactions, which became effective in November, 1994. Other income for 1995 includes a pre-tax gain of $309,000 realized during the fourth quarter in connection with the sale of the Bank's Madison Avenue office. This gain was largely offset by a reduction in fee income earned by the Bank's financial services subsidiary, Home Financial, Inc.

NONINTEREST EXPENSE
--------------------------------------------------------------------------------
Noninterest expense totaled $10.4 million in 1995, compared to $10.4 million in 1994 and $11.3 million in 1993. The decreases from 1993 were mainly attributable to cost containment activities. Other expenses increased to $2.1 million for 1995 from $1.9 million in 1994 and $2.4 million in 1993. The composition of other expenses is as follows:

                                                        Year Ended December 31,
                                                        --------------------------
                                                        1995       1994      1993
                                                        ----       ----      ----
                                                             (In thousands)
Business and management development                   $   163    $   113    $   178
Examination/audit expense                                 224        245        241
OTS assessment                                             82         79         81
Postage                                                   148        133        158
Supplies                                                  114        159        150
Telephone                                                 134        154        123
Franchise/sales tax                                       365        355        259
Director fees                                              92         90        104
Consulting fees                                            52         53        103
Legal fees                                                145         85        223
Liability for credit loss - off-balance sheet items        --         --        322
Loss (gain) on sale of real estate owned                   (2)      (150)       (88)
Provision for real estate owned losses                     51          1         13
Miscellaneous expenses                                    531        586        541
                                                      -------    -------    -------
                                                      $ 2,099    $ 1,903    $ 2,408
                                                      =======    =======    =======


The 1995 and 1994 decreases in other expenses from the 1993 level also reflect cost containment activities.

INCOME TAXES
------------------------------------------------------------------------------
The Company has provided $1,020,000 for federal income taxes in 1995, $669,000 in 1994 and $1,138,000 in 1993. Changes from year to year are primarily due to changes in the level of pre-tax income. The 1994 provision reflects the receipt of a favorable "no change" letter from the Internal Revenue Service regarding the 1991 tax year, which allowed the Company to reduce its tax liabilities for certain estimated contingent items. Refer to Note 14 in the consolidated financial statements for additional analysis of the tax position of the Company.

REVIEW OF MAJOR ASSET PORTFOLIOS
-------------------------------------------------------------------------------
The Company's total assets increased $37.7 million from $316.8 million at December 31, 1994 to $354.5 million at December 31, 1995. The largest increase was in investment securities ($35.6 million), as funds raised were invested in U.S. government securities due to the decreased loan demand. Loans increased $3.9 million. These increases were partially offset by a decrease of $2.5 million in federal funds sold. The following table shows each individual asset category as a percent of total assets.

                                                                      December 31,
                                                       ---------------------------------------------
                                                              1995                       1994
                                                       --------------------       ------------------
                                                                 Percent of                 Percent of
                                                       Balance     Assets         Balance     Assets
                                                       -------     ------         -------     ------
                                                                    (Dollars in thousands)
Due from banks-interest bearing                       $    100         --         $    200         --
Federal funds sold                                       4,396        1.2%           6,900        2.2%
Investment securities                                   47,184       13.3           11,602        3.7
Mortgage-backed securities                               2,754         .8            3,101        1.0
Loans-net                                              283,560       80.0          279,680       88.3
                                                      --------      --------      --------      --------
Total earning assets                                   337,994       95.3          301,483       95.2
Cash                                                     7,647        2.2            6,295        2.0
Premises and equipment                                   3,953        1.1            4,337        1.4
Cost in excess of fair value of net assets acquired        166         --              993         .3
Accrued interest and other assets                        4,745        1.4            3,660        1.1
                                                      --------      --------      --------      --------
                                                      $354,505      100.0%        $316,768      100.0%
                                                      ========      ========      ========      ========

The largest asset portfolio is loans. The following table reflects the composition of the loan portfolio by type of loan at the dates indicated.

                                                                  December 31,
                                         --------------------------------------------------------------
                                           1995          1994        1993          1992        1991
                                         ----------   ----------   ----------   ----------   ----------
                                                                (In thousands)
Real estate loans:
  Conventional:
     One-to-four units                   $  194,894    $ 204,807    $ 174,250    $ 156,275    $ 125,371
     Over four units                         12,551       10,354       12,516       12,528       13,616
  Construction:
     Residential                              1,616        3,490        3,859        2,993          878
     Commercial                                  --           --          650          650        3,100
   Commercial real estate                    30,736       30,876       33,478       39,047       41,425
   Land                                       4,461        3,359        1,611          801           35
Consumer loans                               40,055       31,431       27,554       30,129       36,012
Business loans                                4,758        1 673          999           --           --
                                         ----------   ----------    ----------  ----------   ----------
                                           289,071       285,990      254,917      242,423      220,437
                                         ----------   ----------   ----------   ----------   ----------
Less:
Undisbursed portion of loans in process     (1,711)       (2,640)      (3,594)      (3,019)      (2,956)
Unearned income on consumer loans              (18)          (40)         (69)        (115)        (180)
Amount due other financial institutions
   relating to wrap-around mortgage loans     (145)         (175)        (297)        (472)        (553)
Net deferred loan fees                        (903)         (790)        (340)        (777)      (1,255)
Allowance for loan losses                   (2,734)       (2,665)      (2,612)      (1,721)      (1,839)
                                         ----------   ----------   ----------   ----------   ----------
                                           ( 5,511)       (6,310)      (6,912)      (6,104)      (6,783)
                                         ----------   ----------   ----------   ----------   ----------
Total loans held for investment          $ 283,560     $ 279,680   $  248,005   $  236,319   $  213,654
                                         ==========   ==========   ==========   ==========   ==========
Loans held for sale                      $      --     $      --   $   13,386   $    7,750   $   13,056
                                         ==========   ==========   ==========   ==========   ==========

The following table shows the change in the Company's net loan portfolio, including loans held for sale, for the periods indicated.

                                                            Year Ended December 31,
                                          -------------------------------------------------------------
                                            1995         1994         1993          1992        1991
                                          ---------    ---------    ---------    ---------    ---------
                                                                 (In thousands)
Loans originated:
Real estate loans:
 Loans for purchase of existing property    $63,262    $ 101,399    $ 173,931    $ 154,791    $  72,560
 Construction                                 1,211        5,916        6,845        5,429        3,080
Loans refinanced                              7,587       12,372       19,163       18,942       10,241
                                          ---------    ---------    ---------    ---------    ---------
Total real estate loans originated           72,060      119,687      199,939      179,162       85,881
Business loans originated                     3,724          679        1,000           --           --
Other originations (1)                        3,523        3,266        3,443        3,507        3,813
                                          ---------    ---------    ---------    ---------    ---------
 Total loans originated                      79,307      123,632      204,382      182,669       89,694
Loans purchased (2)                             855          364          854        1,026        8,277
Loans sold                                       --      (23,717)     (79,600)     (73,671)     (35,293)
Loan principal payments                     (76,229)     (81,528)    (107,144)     (91,777)     (73,805)
Other increases (decreases)                     (53)        (462)      (1,170)        (888)      (1,766)
                                          ---------    ---------    ---------    ---------    ---------
Change in net loan portfolio including
 loans held for sale                      $   3,880    $  18,289    $  17,322    $  17,359    $ (12,893)
                                          =========    =========    =========    =========    =========

------------------------
(1)  Other loans consist of MasterCard, property improvement, student, and savings account loans.

(2)  Includes $7.769 million of loans purchased from the Resolution Trust
     Corporation in 1991.

Credit Risk Management
--------------------------------------------------------------------------------
The Company has consistently maintained a conservative posture with respect to credit risk. The Company has no investment securities which are less than investment grade, no foreign loans, nor significant loan concentrations to any one borrower. The Company's credit policies emphasize evaluation of a borrower's financial condition before a loan is approved and close monitoring of loan repayment after credit is extended. Most loan delinquencies that occur are remedied within 90 days as a result of actions taken by the Company's collection staff. If a mortgage loan delinquency exceeds 90 days, measures are instituted to enforce collection, including the commencement of a foreclosure action. Loss experience as a result of foreclosure with respect to residential loans originated by the Company has historically been very low. On January 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," which impose certain requirements on the measurement of impaired loans. The Company has previously measured such loans in accordance with the methods prescribed in SFAS No. 114. Accordingly, the adoption of SFAS No. 114 and No. 118 did not have a material effect on the financial condition or results of operations of the Company, and prior period amounts did not not require restatement. See Note 1 and Note 6 to the Consolidated Financial Statements for additional information on impaired loans and the Company's policies related to such loans. The adoption of SFAS Nos. 114 and 118 did not affect the comparability of the information which follows.

The table below sets forth the amounts and categories of risk elements in the loan portfolio. For all years presented, there has been no troubled debt restructuring which involved forgiving a portion of interest or principal on any loans or making loans at rates materially less than market rates. Repossessed assets include assets acquired in settlement of loans. See Note 1 to the Consolidated Financial Statements for a discussion of the Company's policy for classifying loans as nonperforming.

                                                                December 31,
                                               -----------------------------------------------
                                                1995      1994      1993      1992      1991
                                                ----      ----      ----      ----      ----
                                                             (Dollars in thousands)

Non-accruing loans:
 Residential real estate                       $1,002    $1,091    $  591    $1,093    $1,257
 Commercial real estate                            99       170        --       582       252
 Business                                          --        --        --        --        --
 Consumer                                         202        54       280       273       160
                                               ------    ------    ------    ------    ------
  Total                                         1,303     1,315       871     1,948     1,669
                                               ------    ------    ------    ------    ------

Accruing loans delinquent more than 90 days:
 Residential real estate                           --        --        --        --        --
 Commercial real estate                            --        --        --        --        --
 Business                                          --        --        --        --        --
 Consumer                                          21        44        11        13        45
                                               ------    ------    ------    ------    ------
  Total                                            21        44        11        13        45
                                               ------    ------    ------    ------    ------

Total nonperforming loans                       1,324     1,359       882     1,961     1,714
                                               ------    ------    ------    ------    ------

Repossessed assets:
 Residential real estate                          197       695       567       208       179
 Commercial real estate                           540        --       103       922       653
 Business                                          --        --        --        --        --
 Consumer                                          --        --        --        --        --
                                               ------    ------    ------    ------    ------
  Total                                           737       695       670     1,130       832
                                               ------    ------    ------    ------    ------

Total nonperforming assets                     $2,061    $2,054    $1,552    $3,091    $2,546
                                               ======    ======    ======    ======    ======

Nonperforming loans as a percent of
 total loans                                      .46%      .48%      .35%      .81%      .78%
                                                  ===       ===       ===       ===       ===

Nonperforming assets as a percent of
 total assets                                     .58%      .65%      .50%      .97%      .89%
                                                  ===       ===       ===       ===       ===


The loans included above are secured by real estate or other collateral which limits the Company's exposure to loss. At December 31, 1995, there were no commitments to lend additional funds to borrowers with nonperforming loans.
As of December 31, 1995, there were no concentrations of loans in any types of industries which exceeded 10% of the total loans that are not included as a loan category in the table above.

In addition to the loans disclosed in the table above, the Company's Banking subsidiary has a $1.1 million loan secured by a strip shopping center located in Northeast Ohio. The shopping center has experienced higher-than-expected vacancies, and the cash flow from the property has not been sufficient to meet the principal and interest due on the loan. The borrower has maintained the loan current throughout 1995. The borrower is working to cure the vacancies; however, continued high vacancies and cash flow shortages could cause management to place this loan on nonaccrual status.

The ratio of nonperforming loans to total loans decreased significantly from December 31, 1992 to December 31, 1993. This improvement resulted mainly from the increased effectiveness of the Company's collections efforts. Repossessed assets also decreased significantly during 1993, as a commercial property with a carrying value of $573,000 was disposed of. The improvement in the ratio of nonperforming assets to total assets from December 31, 1992 to December 31, 1993 reflects both the increased effectiveness of the Company's collections efforts and the successful disposal of its largest foreclosed property.

A summary of the potential income from nonperforming loans based on their original terms, the actual interest income recorded and the interest foregone is set forth below:

                                                    Year Ended December 31,
                                                --------------------------------
                                                1995   1994   1993   1992   1991
                                                ----   ----   ----   ----   ----
                                                          (In thousands)

Income potential based on original terms        $131   $130   $ 99   $191   $203
Income recorded                                   --     --     --      1      2
                                                ----   ----   ----   ----   ----
Interest foregone                               $131   $130   $ 99   $190   $201
                                                ====   ====   ====   ====   ====


Activity in the loan loss allowance over the past five years is presented below.

                                                         Year Ended December 31,
                                     --------------------------------------------------------------
                                      1995          1994          1993          1992           1991
                                     -----         -----         -----         -----          -----
                                                         (Dollars in thousands)

Balance at beginning of year     $   2,665     $   2,612     $   1,721     $   1,839     $     495
Provision for loan losses              123            97           897           750         1,351
Charge-offs:
 Residential real estate                (8)           (4)           --           (27)          (39)
 Commercial real estate                 --            --            --          (824)           --
 Business                               --            --            --            --            --
 Consumer                              (52)          (40)          (18)          (26)           (5)
                                 ---------     ---------     ---------     ---------     ---------
Total charge-offs                      (60)          (44)          (18)         (877)          (44)
                                 ---------     ---------     ---------     ---------     ---------
Recoveries:
 Residential real estate                --            --            12             9            37
 Commercial real estate                 --            --            --            --            --
 Business                               --            --            --            --            --
 Consumer                                6            --            --            --            --
                                 ---------     ---------     ---------     ---------     ---------
Total recoveries                         6            --            12             9            37
                                 ---------     ---------     ---------     ---------     ---------
Net (charge-offs) recoveries           (54)          (44)           (6)         (868)           (7)
                                 ---------     ---------     ---------     ---------     ---------
Balance at end of year           $   2,734     $   2,665     $   2,612     $   1,721     $   1,839
                                 =========     =========     =========     =========     =========

Average loans                    $ 284,385     $ 273,927     $ 255,661     $ 228,417     $ 230,641
Loans at end of period             289,071       285,990       254,918       242,423       220,437

Net charge-offs/average loans
 outstanding                           .02%          .02%           --           .38%           --
Allowance/average loans                .96%          .97%         1.02%          .75%          .80%
Allowance/end-of-period loans          .95%          .93%         1.02%          .71%          .83%
Net charge-offs/allowance             1.98%         1.65%          .23%        50.44%          .38%
Net charge-offs/provision for
 loan losses                         43.90%        45.36%          .67%       115.73%          .52%
Allowance/nonperforming loans       206.50%       196.10%       296.15%        87.76%       107.29%
Allowance/nonperforming assets      132.65%       129.75%       168.30%        55.68%        72.23%

Net charge-offs (recoveries) as a percentage of average loans by portfolio type are shown in the following table:

                                      Year Ended December 31,
                            ----------------------------------------
                             1995    1994    1993     1992     1991
                            ------  ------  ------   ------   ------
Residential real estate      .004%   .002%  (.007)%    .012%   .001%
Commercial real estate         --      --      --     1.918%     --
Business                       --      --      --        --      --
Consumer                     .114%   .126%   .054%     .080%   .014%
Total net charge-offs
 to average loans            .019%   .016%   .002%     .380%   .003%


An allocation of the ending allowance for loan losses by major loan type follows:

                                         December 31,
                          ------------------------------------------
                           1995     1994     1993     1992     1991
                          ------   ------   ------   ------   ------
                                       (In thousands)
Residential real estate   $1,251   $1,293   $  935   $  510    $ 297
Commercial real estate       665      643      684    1,009    1,458
Business                      87       --       --       --       --
Consumer                     179      143      114      184       71
Unallocated                  552      586      879       18       13
                          ------   ------   ------   ------   ------
                          $2,734   $2,665   $2,612   $1,721   $1,839
                          ======   ======   ======   ======   ======


The above allocation is made for analytical purposes. General reserves are available to absorb losses from any segment of the portfolio.

The amount of the allowance for loan losses is based on management's analysis of risks inherent in the various segments of the loan portfolio, management's assessment of known or potential problem credits which have come to management's attention during the ongoing analysis of credit quality, historical loss experience, current economic conditions and other factors. If actual circumstances and losses differ substantially from management's assumptions and estimates, such allowance for loan losses may not be sufficient to absorb all future losses, and net earnings could be significantly and adversely affected. Loan loss estimates are reviewed periodically, and adjustments, if any, are reported in earnings in the period in which they become known. In addition, the Company maintains a portion of the allowance to cover potential losses inherent in the portfolio which have not been specifically identified.

Although management believes that it uses the best information available to make such determinations and that the allowance for loan losses is adequate at December 31, 1995, future adjustments to reserves may be necessary, and net income could be significantly affected, if circumstances and/or economic conditions differ substantially from the assumptions used in making the initial determinations. Any downturn in the Ohio real estate market could result in the Company experiencing increased levels of nonperforming assets and charge-offs, significant provisions for loan losses and significant reductions in income. Additionally, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the recognition of additions to the allowance based on their judgments of information available to them at the time of their examination.

Deposits
-------------------------------------------------------------------------------
The Company's deposits increased $38.5 million from $279.3 million at December 31, 1994 to $317.8 million at December 31, 1995. The Company had no brokered deposits at December 31, 1995, 1994 and 1993. The following table sets forth the distribution of deposits at the dates indicated.


                                    December 31, 1995        December 31, 1994     December 31, 1993
                                    -----------------     ------------------     -----------------
                                               % of                   % of                  % of
                                    Balance  Deposits      Balance  Deposits     Balance  Deposits
                                    -------  --------      -------  --------     -------  --------
                                                    (Dollars in thousands)
Noninterest-bearing NOW accounts    $ 11,072       3.5%      $ 11,286     4.0%     $  5,912    2.2%
NOW accounts                          13,804       4.3         14,344     5.1        18,753    7.0
Passbook/statement accounts           45,564      14.3         56,533    20.2        62,863   23.4
Money market fund accounts            53,876      17.0         36,342    13.1        39,879   14.9
                                    --------     -----       --------   -----      --------  -----
Total non-certificate accounts       124,316      39.1        118,505    42.4       127,407   47.5
                                    --------     -----       --------   -----      --------  -----
Certificate accounts:
  Time deposits ($100,000 and over)    7,825       2.5          7,792     2.8         5,853    2.2
  7-31 day accounts                       27        --             47      --           118     --
  32-91 day accounts                   1,312        .4            920      .3         1,389     .5
  92-182 day accounts                 14,178       4.5         14,348     5.2        18,662    7.0
   Greater than 6 months through 1
    year accounts                     54,131      17.0         33,294    11.9        29,697   11.1
   Greater than 1 year to 2 1/2 year
    accounts                          42,974      13.5         53,229    19.1        43,953   16.4
   2 1/2 year and over accounts       73,016      23.0         51,134    18.3        40,933   15.3
                                    --------     -----       --------   -----      --------  -----
Total certificate accounts           193,463      60.9        160,764    57.6       140,605   52.5
                                    --------     -----       --------   -----      --------  -----
 Total deposits                     $317,779     100.0%      $279,269   100.0%     $268,012  100.0%
                                    ========     =====       ========   =====      ========  =====


The following table provides the maturity distribution of time deposits in amounts of $100,000 or more at December 31, 1995, 1994 and 1993.

                                       December 31,
                               --------------------------
                                1995      1994      1993
                               ------    ------    ------
                                     (In thousands)
Time remaining to maturity:
  Three months or less          $2,771   $3,015   $2,336
  Three through six months       1,000      901    1,599
  Six through twelve months      1,100      723    1,418
  Over twelve months             2,954    3,153      500
                                ------   ------   ------
  Total                         $7,825   $7,792   $5,853
                                ======   ======   ======


Capital and Dividends
-------------------------------------------------------------------------------
Federal regulations prescribe three separate regulatory capital requirements for savings associations: (i) a risk-based capital requirement, (ii) a leverage limit (core capital requirement), and (iii) a tangible capital requirement. Under the risk-based requirement, assets are risk-weighted from 0% to 100% with cash and other non-risk assets requiring no risk weighting, certain mortgage-backed securities 20%, qualifying (home) mortgage loans 50% and commercial loans, other non-residential loans and real estate owned 100%. The risk-based regulation requires that risk-based capital be maintained in an amount equal to at least 8% of risk-weighted assets. The leverage limit requires that core capital, which is generally defined as shareholders' equity minus non-qualifying intangible assets, be maintained in an amount not less than 3% of adjusted total assets. Under the tangible capital requirement, tangible capital, defined as core capital minus all intangible assets (other than a limited amount of purchased mortgage servicing rights), must be maintained in an amount equal to at least 1.5% of adjusted total assets. The Company's
Banking subsidiary was in compliance with these regulatory capital regulations on December 31, 1995 and 1994. See note 13 to the Consolidated Financial Statements.

At December 31, 1995, shareholders' equity totaled $28.1 million, an increase of 4.4% over year-end 1994 and 24.6% over year-end 1993. The primary sources of these increases were the retention of earnings and the conversion of the convertible subordinated debt in 1994.

Dividends have been increased each year since 1985, and amounted to $.52 per share in 1995 for a dividend payout ratio of 49.06%. This increase reflects the Company's policy of seeking to ensure a dividend return to its shareholders that is reflective of the Company's capital position and earnings growth.

LIQUIDITY
--------------------------------------------------------------------------------
The Company's liquidity is a measure of its ability to fund loans, withdrawals of deposits and other cash outflows in a cost-effective manner. Deposits, scheduled amortization and prepayments of loan principal, maturities of investment securities and mortgage-backed securities, borrowings, and funds provided by operations are the principal sources of funds. While loan payments and maturing investment and mortgage-backed securities are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition.

As presented in the Consolidated Statements of Cash Flows, operating activities, including net income, generally provide cash; however, in 1993 operating activities were a use of cash as the result of the excess of disbursements on loans originated for resale over proceeds from sale of loans originated for resale.

The primary investing activity during each period was lending. New loan originations were funded by significant principal repayments and maturities on loans and mortgage-backed securities, which totaled $76.7 million in 1995, $84.1 million in 1994 and $114.6 million in 1993.

In financing activities, cash was used during 1995, 1994 and 1993 primarily to fund maturities of and withdrawals from certificate of deposit accounts. Such uses exceeded increases in demand deposit accounts and proceeds from the sale of certificates of deposit, the main sources of funds from financing activities, in 1993. In 1995 and 1994, however, proceeds from sales of certificates of deposit exceeded such uses, as certificates of deposit returned to favor with investors in conjunction with the rising interest rate environment. During 1995, funds were also used to repay borrowings. During 1993, funds were also provided by the issuance of long-term debt and common shares.

Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments. If the Company requires funds beyond its ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of Cincinnati (the "FHLB"), which provide an additional source of funds. Under these borrowing agreements, the maximum level of advances available is generally limited to 25% of the Company's Banking subsidiary's total assets; however, the FHLB may approve advances in excess of this limit based upon the Bank meeting all of its regulatory capital requirements. At December 31,1995, the Company did not have any outstanding borrowings from the FHLB.

Currently, the Company anticipates that it will have sufficient funds to meet its existing loan commitments. At December 31, 1995, the commitments to borrowers for unused lines of credit and to originate loans totaled $60.8 million. Certificates of deposit which were scheduled to mature in one year or less at December 31, 1995, totaled $112.8 million.

As a member of the FHLB, the Company's Banking subsidiary is required to maintain specific levels of "liquid" investments. Regulations currently in effect require liquid assets of not less than 5% of net withdrawable accounts plus short-term borrowings to assure that demands for repayment of debt and withdrawals are met. This requirement may be changed from time to time to reflect current economic conditions. The Company's Banking subsidiary was in compliance with these regulations at December 31, 1995 and anticipates remaining in compliance. It is the intention of the Company's cash management efforts to keep liquidity levels within regulatory guidelines, but at minimal levels in order to maximize interest income from investing in loans versus lower yielding short-term investment securities.

IMPACT OF INFLATION AND CHANGING PRICES
--------------------------------------------------------------------------------
The consolidated financial statements and related data contained herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars. Changes in the relative purchasing power of money over time due to inflation are not recognized in the financial statements.

Unlike most industrial companies, substantially all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rate fluctuations generally have a more significant and direct impact on a financial institution's performance than do the effects of inflation. To the extent inflation affects interest rates, real estate values and other costs, the Company's lending activities are impacted. Changes in inflation may cause changes in interest rates. Significant increases in interest rates make it more difficult for potential borrowers to qualify for business and mortgage loans. As a result, the volume and related income on loan originations may be reduced. Significant decreases in interest rates may result in higher loan prepayment activity, although such conditions may enable potential borrowers to qualify for a relatively high mortgage loan balance.

RECENT REGULATORY DEVELOPMENTS
--------------------------------------------------------------------------------
The deposits of saving associations such as the Bank are presently insured by the Savings Association Insurance Fund (the "SAIF"), which together with the Bank Insurance Fund (the "BIF"), are the two insurance funds administered by the FDIC. Financial institutions which are members of the BIF are subject to insurance premiums which range from 0% to .27% (with a minimum $2,000 annual assessment) of insured deposits, as compared to the current range of .23% to
 .31% of insured deposits for members of SAIF; thus, well capitalized and healthy BIF members pay significantly lower premiums than comparable SAIF-insured institutions. This disparity is due to the BIF having reached its statutory reserve ratio of 1.25% of insured deposits, while the SAIF is not anticipated to reach its statutory reserve ratio until 2002, absent a substantial increase in premium rates or the imposition of special assessments or other significant developments, such as the merger of the SAIF and the BIF. As a result of this disparity, SAIF members have been placed at a significant competitive disadvantage to BIF members due to higher costs for deposit insurance. A recapitalization plan under consideration by the Treasury Department, the FDIC, the OTS and the Congress reportedly provides for a one-time assessment of .80% to .90% to be imposed on all SAIF-insured deposits held as of March 31, 1995, in order to recapitalize the SAIF and eliminate the premium disparity. Such an assessment, should it occur, may or may not be a deductible expense for income tax purposes. No assurance can be given, however, as to whether the recapitalization plan will be implemented or as to the nature or extent of any competitive disadvantage which may be experienced by SAIF member institutions. In addition, it is not known at the present time whether a merger of the SAIF and the BIF, should it occur, would result in income tax consequences for SAIF member institutions, particularly in regard to the potential recapture of the institutions' bad debt reserves.

FOURTH QUARTER RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
The Company's net income for the three months ended December 31, 1995, was $699,000, compared with $373,000 for the three months ended December 31, 1994. The 87.4% increase in 1995 compared to 1994 was due to an increase in net interest income to $2,952,000 for the three months ended December 31, 1995, compared to $2,663,000 for the three months ended December 31, 1994, resulting from an improvement in the spread between the ratio of interest-earning assets to total assets and the ratio of interest-bearing liabilities to total liabilities. In addition, noninterest income for the fourth quarter of 1995 increased $336,000 over the fourth quarter of 1994, due mainly to the gain on the sale of the Bank's Madison Avenue office in December 1995. Noninterest expense increased $123,000 or 4.8% compared to the same period in 1994. The largest change from 1994 was in salary and benefits, which increased $85,000.

QUARTERLY FINANCIAL DATA (UNAUDITED)
------------------------------------------------------------------------------
The following is a summary of selected quarterly financial data for the periods indicated.

                                          1995
                           ----------------------------------
                            First   Second   Third    Fourth
                           Quarter  Quarter  Quarter  Quarter
                           -------  -------  -------  -------
                          (In thousands, except per share data)
Interest income             $5,953   $6,666   $6,873   $7,013
Net interest income          2,787    2,817    2,754    2,952
Provision for loan losses       31       30       30       32
Noninterest income             478      472      448      806
Noninterest expense          2,667    2,577    2,465    2,667
Net income                     374      453      469      699
Net income per share (1):
 Primary                    $  .20   $  .24   $  .25   $  .37
 Fully-diluted              $  .20   $  .24   $  .25   $  .37

                                          1994
                           ----------------------------------
                            First   Second   Third    Fourth
                           Quarter  Quarter  Quarter  Quarter
                           -------  -------  -------  -------
                          (In thousands, except per share data)
Interest income             $5,298   $5,420   $5,422   $5,644
Net interest income          2,664    2,816    2,584    2,663
Provision for loan losses        6       30       30       31
Noninterest income             699      493      498      470
Noninterest expense          2,617    2,615    2,643    2,546
Net income                     592      450      285      373
Net income per share (2):
 Primary                    $  .37   $  .28   $  .17   $  .21
 Fully-diluted              $  .33   $  .25   $  .17   $  .21

---------------------

(1) Per share amounts for the first two quarters have been restated to reflect a 10% stock dividend declared on August 23, 1995 and distributed on October 1, 1995.

(2) Per share amounts have been restated to reflect a 10% stock dividend declared on August 23, 1995 and distributed on October 1, 1995.


                              REPORT OF MANAGEMENT

The management of Haverfield Corporation is responsible for the preparation, content and integrity of the financial statements and related information contained in Appendix A to the Proxy Statement. The financial statements have been prepared in accordance with generally accepted accounting principles and, as such, include amounts based on informed judgments and estimates made by management.

The management of Haverfield Corporation is also responsible for maintaining a system of internal controls designed to provide reasonable assurance as to the protection of assets and integrity of financial statements. This system of controls includes written policies and procedures including a code of conduct to foster a strong ethical climate, proper delegation of authority and organizational division of responsibility and the careful selection and training of qualified personnel. In addition, an effective internal audit function periodically tests the system of internal controls. Management believes that the system of internal controls provides reasonable assurance that financial transactions are recorded properly to permit the preparation of reliable financial statements. The system contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

There are inherent limitations in the effectiveness of any system of internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even an effective internal control system can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of an internal control system may vary over time.

The accounting policies and system of internal controls, including the recommendation of the independent auditors, are under the general oversight of the Board of Directors, acting through the Audit Committee. The Auditor of Haverfield Corporation, who reports directly to the Audit Committee, conducts an extensive program of audits and risk asset reviews that tests the system of internal controls. The Audit Committee meets periodically with management, the independent auditors, and the internal auditors to ensure that they are carrying out their responsibilities. The Audit Committee is also responsible for performing an oversight role by reviewing and monitoring the financial, accounting and auditing procedures of Haverfield Corporation in addition to reviewing the financial reports. The independent auditors and the internal auditors have full and free access to the Audit Committee, with or without the presence of management, to discuss the adequacy of the internal control structure for financial reporting and any other matters which they believe should be brought to the attention of the Audit Committee.

William A. Valerian                     Richard C. Ebner
President and Chief Executive Officer   Executive Vice President,
                                        Chief Operating Officer,
                                        Chief Financial Officer and Treasurer

                         REPORT OF INDEPENDENT AUDITORS

The Shareholders and Board of Directors
Haverfield Corporation

We have audited the accompanying consolidated statements of financial condition of Haverfield Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31,1995. These financial statements are the responsibility of Haverfield's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Haverfield Corporation and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, effective December 31, 1993, Haverfield Corporation changed its method of accounting for certain investments in debt and equity securities to conform with Statement of Financial Accounting Standards No. 115.




/s/ Deloitte & Touche LLP

Cleveland, Ohio
January 23, 1996

                            HAVERFIELD CORPORATION

                Consolidated Statements of Financial Condition
                 (Dollars in thousands, except per share data)

================================================================================

                                                                                   December 31,
                                                                              ----------------------
                                                                               1995           1994
                                                                               ----           ----
ASSETS
Cash and due from banks                                                       $   7,647    $   6,295
Due from banks - interest bearing                                                   100          200
Federal funds sold                                                                4,396        6,900
Investment securities:
 Available for sale, at fair value (Amortized cost of $47,034
  in 1995 and $11,677 in 1994)                                                   47,184       11,602
Mortgage-backed securities:
 Available for sale, at fair value (Amortized cost of $2,672
  in 1995 and $3,124 in 1994)                                                     2,754        3,101
Loans (net of allowance for loan losses of $2,734 in 1995
 and $2,665 in 1994)                                                            283,560      279,680
Premises and equipment                                                            3,953        4,337
Accrued interest and other assets                                                 4,745        3,660
Cost in excess of fair value of net assets acquired                                 166          993
                                                                              ---------    ---------
Total                                                                         $ 354,505    $ 316,768
                                                                              =========    =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
 Deposits:
  Passbook/statement accounts                                                 $  45,564    $  56,533
  Noninterest-bearing NOW accounts                                               11,072       11,286
  Interest-bearing NOW accounts                                                  13,804       14,344
  Money market fund accounts                                                     53,876       36,342
  Certificates of deposit                                                       193,463      160,764
                                                                              ---------    ---------
  Total deposits                                                                317,779      279,269
 Advances from Federal Home Loan Bank                                                --        2,000
 Advances by borrowers for taxes and insurance                                    5,740        6,044
 Accrued interest and other liabilities                                           2,928        2,587
                                                                              ---------    ---------
Total liabilities                                                               326,447      289,900
                                                                              ---------    ---------

Shareholders' Equity:
  Preferred stock; 1,000,000 shares authorized; none issued                          --           --
  Common stock, par value $.01 per share; 5,000,000 shares
  authorized; issued: 1,894,475 shares in 1995 and 1,720,135 shares in 1994          19           17
 Capital in excess of par value                                                  16,353       13,823
 Retained earnings                                                               11,669       13,165
 Net unrealized appreciation (depreciation) in the fair value of securities
  (net of deferred income taxes of $79 in 1995 and $(33) in 1994)                   153          (64)
 Common shares in treasury, at cost (11,790 shares in 1995 and
  6,154 shares in 1994)                                                            (136)         (73)
                                                                              ---------    ---------
Total shareholders' equity                                                       28,058       26,868
                                                                              ---------    ---------
Total                                                                         $ 354,505    $ 316,768
                                                                              =========    =========





See notes to consolidated financial statements.

                            HAVERFIELD CORPORATION

                      Consolidated Statements of Income
                 (Dollars in thousands, except per share data)

================================================================================

                                                        Year Ended December 31,
                                                      ---------------------------
                                                        1995     1994     1993
                                                        ----     ----     ----
INTEREST INCOME
Loans                                                 $23,313   $20,472   $21,488
Mortgage-backed securities                                240       301       653
Investment securities and other                         2,952     1,011       823
                                                      -------   -------   -------
 Total interest income                                 26,505    21,784    22,964
                                                      -------   -------   -------
INTEREST EXPENSE
Deposits                                               15,138    10,614    10,748
Advances from Federal Home Loan Bank                       57       213       206
Long-term borrowings                                       --       230       196
                                                      -------   -------   -------
 Total interest expense                                15,195    11,057    11,150
                                                      -------   -------   -------

Net interest income                                    11,310    10,727    11,814
Provision for loan losses                                 123        97       897
                                                      -------   -------   -------
Net interest income after provision for loan losses    11,187    10,630    10,917
                                                      -------   -------   -------
NONINTEREST INCOME
Servicing income                                          536       634       705
Service fees and other charges                          1,184       971       995
Gain on sale of loans                                      --        80     1,395
Other income                                              484       475       640
                                                      -------   -------   -------
 Total noninterest income                               2,204     2,160     3,735
                                                      -------   -------   -------

NONINTEREST EXPENSE
Employee compensation and benefits                      3,965     4,280     4,671
Occupancy and equipment                                 1,896     1,992     1,999
Advertising                                               477       374       425
Insurance premiums                                        761       718       733
Amortization of intangibles                               827       808       750
Data processing fees                                      351       346       335
Other expenses                                          2,099     1,903     2,408
                                                      -------   -------   -------
 Total noninterest expense                             10,376    10,421    11,321
                                                      -------   -------   -------

Income before income taxes                              3,015     2,369     3,331
Provision for income taxes                              1,020       669     1,138
                                                      -------   -------   -------
Net income                                             $1,995    $1,700    $2,193
                                                      =======   =======   =======
EARNINGS PER COMMON SHARE
Primary                                                 $1.06     $1.03     $1.45
                                                      =======   =======   =======
Fully diluted                                           $1.06     $ .96     $1.33
                                                      =======   =======   =======


See notes to consolidated financial statements.

                             HAVERFIELD CORPORATION

                     Consolidated Statements of Cash flows
                             (Dollars in thousands)

=================================================================================================
                                                                   Year Ended December 31,
                                                              -----------------------------------
                                                                 1995         1994         1993
                                                                 ----         ----         ----
OPERATING ACTIVITIES:
Net income                                                     $  1,995     $  1,700     $  2,193
Adjustments to reconcile net income to net cash provided
 by (used in) operating activities:
 Provision for loan losses                                          123           97          897
 Net gain on sale of loans                                           --          (80)      (1,395)
 Net gain on sale of premises and equipment                        (309)          (3)          (9)
 Amortization of intangibles                                        827          808          750
 Depreciation                                                       782          803          758
 Amortization of deferred loan fees                                (167)        (188)        (320)
 Federal Home Loan Bank stock dividends                            (169)        (129)         (94)
 Net change in other assets and other liabilities                   321       (4,566)       1,189
 Net change in accrued interest receivable and accrued
  interest payable                                                 (981)        (405)        (403)
 Proceeds from sale of loans originated for resale                   --       23,797       80,995
 Disbursements on loans originated for resale                        --      (12,784)     (85,864)
 Other                                                             (232)        (574)         (84)
                                                               --------     --------     --------
 Net cash provided by (used in) operating activities              2,190        8,476       (1,387)
                                                               --------     --------     --------

INVESTING ACTIVITIES:
Disbursements on loans originated                               (79,307)    (110,460)    (117,851)
Proceeds from:
 Loan repayments and maturities                                  76,229       81,528      107,144
 Mortgage-backed security repayments and maturities                 450        2,580        7,413
 Investment security maturities                                  19,400        4,405        3,150
 Sale of premises and equipment                                     464            3            9
 Sale of real estate owned                                            2          456          173
Purchases of:
 Loans                                                             (855)        (364)        (854)
 Investment securities                                          (54,514)      (7,375)      (5,435)
 Premises and equipment                                            (570)      (1,066)        (995)
Decrease in due from banks - interest bearing                       100        1,100          809
Decrease in federal funds sold                                    2,504       12,300       17,800
Net cash and cash equivalents received in connection with
 the acquisition of certain assets and liabilities of other
 financial institutions                                              --        3,832           --
Other                                                                83          165          452
                                                               --------     --------     --------
  Net cash provided by (used in) investing activities           (36,014)     (12,896)      11,815
                                                               --------     --------     --------

FINANCING ACTIVITIES:
Net increase (decrease) in passbook/statement, NOW,
 and money market fund accounts                                   5,811      (12,180)         923
Net increase (decrease) in certificates of deposit               32,698       19,329      (17,074)
Net increase (decrease) in mortgage escrow deposits                (295)          62          392
Proceeds from issuance of common shares                              --           --        1,558
Proceeds from issuance of long-term debt                             --           --        4,355
Proceeds from exercise of stock options                              16           23           16
Repayments of borrowings                                         (2,016)        (387)
Payment of cash dividends                                          (975)        (858)        (730)
Purchase of treasury shares                                         (63)          (7)          (4)
                                                               --------     --------     --------
  Net cash provided by (used in) financing activities            35,176        5,982      (10,564)
                                                               --------     --------     --------
Net increase (decrease) in cash and due from banks                1,352        1,562         (136)
Cash and due from banks at beginning of year                      6,295        4,733        4,869
                                                               --------     --------     --------
Cash and due from banks at end of year                         $  7,647     $  6,295     $  4,733
                                                               ========     ========     ========


See notes to consolidated financial statements.

                                                      HAVERFIELD CORPORATION

                                          Consolidated Statements of Shareholders' Equity
                                           (Dollars in thousands, except per share data)
===================================================================================================================================
                                                                                 Net
                                                       Capital                Unrealized       Borrowings
                                                          in                 Appreciation         of
                                                        Excess              (Depreciation)      Employee      Common
                                                          of                  in the Fair        Stock        Shares      Total
                                           Common        Par      Retained     Value of        Ownership        in     Shareholders'
                                            Stock        Value    Earnings    Securities         Plan        Treasury     Equity
                                          --------    --------    --------    -----------      ---------     -------- -------------
BALANCE, JANUARY 1, 1993                       $12      $6,565     $12,585         $ --           $(368)         $(33)    $18,761
Net income                                                           2,193                                                  2,193
Sale of 125,000 shares of common
  stock                                          1       1,557                                                              1,558
Issuance of 130,219 shares as a
  10% stock dividend                             1       1,724      (1,725)                                                    --
Issuance of 2,000 common shares
  upon exercise of stock options                            16                                                                 16
Issuance of 17,059 common shares
  upon conversion of convertible
  subordinated debentures                                  235                                                                235
Net unrealized appreciation in the fair
  value of securities                                                               219                                       219
Dividends paid - $.48 per share                                       (730)                                                  (730)
Purchase of 250 treasury shares                                                                                    (4)         (4)
Repayments of borrowings of ESOP                                                                    262                       262
                                               ---      ------      ------          ---            ----          ----      ------
BALANCE, DECEMBER 31,1993                       14      10,097      12,323          219            (106)          (37)     22,510
Net income                                                           1,700                                                  1,700
Issuance of 2,200 common shares upon
  exercise of stock options                                 23                                                                 23
Issuance of 268,157 common shares
  upon redemption of convertible
  subordinated debt                              3       3,703                                                              3,706
Net unrealized depreciation in the
  fair value of securities                                                         (283)                                     (283)
Dividends paid - $.51 per share                                       (858)                                                  (858)
Purchase of 2,029 treasury shares                                                                                 (36)        (36)
Repayments of borrowings of ESOP                                                                    106                       106
                                               ---      ------      ------          ---            ----          ----      ------
BALANCE, DECEMBER 31, 1994                      17      13,823      13,165          (64)             --           (73)     26,868
Net income                                                           1,995                                                  1,995
Issuance of 172,030 shares as a
  10% stock dividend                             2       2,514      (2,516)                                                    --
Issuance of 2,310 common shares upon
  exercise of stock options                                 16                                                                 16
Net unrealized appreciation in the
  fair value of securities                                                          217                                       217
Dividends paid - $.52 per share                                       (975)                                                  (975)
Purchase of 5,021 treasury shares                                                                                 (63)        (63)
                                               ---      ------      ------          ---            ----          ----      ------
BALANCE, DECEMBER 31, 1995                     $19     $16,353     $11,669         $153           $   -         $(136)    $28,058
                                               ===      ======      ======          ===            ====          ====      ======

See notes to consolidated financial statements.

                    HAVERFIELD CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The accounting policies of Haverfield Corporation ("Haverfield" or the "Company") conform to generally accepted accounting principles and prevailing practices within the banking and thrift industry. A summary of the more significant policies follows:

NATURE OF OPERATIONS - Haverfield is a unitary savings and loan holding company whose principal operating subsidiary is Home Bank, F.S.B. ("Banking subsidiary" or the "Bank"). Effective February 23, 1995, the Bank changed its corporate name from "Home Federal Savings Bank, Northern Ohio" to Home Bank, F.S.B. The Company is principally engaged in the business of attracting deposits from the general public and using such deposits, together with borrowings and other funds, to make loans secured by real estate, various types of consumer loans and commercial loans in its market area. The Company's principal market area consists of suburban communities of Cleveland, and the Company's business is conducted through its corporate office located in Cleveland, Ohio and ten branch offices located in Beachwood, Brooklyn, Cleveland, Euclid, Lakewood, Mayfield Village, Mentor, Rocky River, University Heights, and Westlake,
Ohio. Loans and deposits are primarily generated from the areas where its banking offices are located. The Company's income is derived predominately from interest on loans and investments and, to a lesser extent, noninterest income. The Company's principal expenses are interest paid on deposits and borrowings, and normal operating costs. The Company's operations are principally in the savings industry, which constitutes a single industry segment. The Bank's subsidiaries engage in real estate development activities and investment counseling which are not material to its operations as a whole and are not significant enough to constitute a business segment.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company, the Bank, and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated. Certain amounts previously reported in the prior years consolidated financial statements have been reclassified to conform with the current presentation.

INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES - The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," as of December 31, 1993. Accordingly, securities are classified as either held for trading, available for sale or held for investment. Securities held for trading are carried at estimated market value with the adjustment, if any, reflected in the statement of income. Securities classified as available for sale are also carried at estimated market value; however, the adjustment, if any, is reflected in shareholders' equity. Securities held for investment continue to be carried at amortized cost. Gains or losses on the sale of securities, representing the difference between net proceeds and carrying value, are recorded in noninterest income on the trade date using the specific identification method.

LOANS - At the time of origination or purchase, loans are classified as held for sale or held for investment, based upon management's intent. Critical to the proper classification of, and accounting for, loans as investments is the intent and ability to hold them to maturity. Loans held for sale are accounted for at the lower of cost or market, with any unrealized loss included in income. Loans held for investment are stated at the principal amount outstanding adjusted for amortization of premiums and accretion of discounts using the interest method. Interest is accrued as earned. Transfers of loans held for sale to the investment portfolio are recorded at the lower of cost or market value on the transfer date.

On January 1, 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No.118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," which impose certain requirements on the measurement of impaired loans. The Company has previously measured such loans in accordance with the methods prescribed in SFAS No.114. Consequently, no additional loss provisions were required

                    HAVERFIELD CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
================================================================================

by the adoption of these statements. SFAS No. 114 also requires that impaired loans for which foreclosure is probable should be accounted for as loans. The initial adoption of SFAS No. 114 and SFAS No. 118 did not have a material effect on the financial condition or results of operations of the Company, and prior period amounts have not been restated.

The Company's policy for recognition of interest on impaired loans, including how cash receipts are recorded, is essentially unchanged as a result of the adoption of SFAS Nos. 114 and 118. A loan (including a loan impaired under SFAS No. 114) is classified as nonaccrual when collectability is in doubt (this is generally when the borrower is 90 days past due on contractual principal or interest payments). A loan may be considered impaired, but remain on accrual status, when the borrower demonstrates (by continuing to make payments) a willingness to keep the loan current. When a loan is placed on nonaccrual status, unpaid interest is reversed and an allowance is established by a charge to interest income equal to all accrued interest. Income is subsequently recognized only to the extent that cash payments are received. Loans are returned to accrual status when, in management's judgment, the borrower has the ability and intent to make periodic principal and interest payments (this generally requires that the loan be brought current in accordance with its original contractual terms).

A loan is considered to be impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In general, the Bank considers a loan on income-producing properties to be impaired when the debt service ratio is less than 1.0. Loans on non-income producing properties are considered impaired whenever fair value is less than book value. The Bank performs a review of all loans over $500,000 to determine if the impairment criteria have been met. If the impairment criteria have been met, a reserve is calculated according to the provisions of the SFAS No.114. For loans which are individually not significant ($500,000 or less) and represent homogeneous populations, the Bank evaluates impairment based on the level and extent of delinquencies. Such loans include all mortgage loans secured by 1-4 family residential property, all consumer loans, and certain multi-family real estate loans, nonresidential real estate loans, business loans and leases. The Bank charges principal off at the earlier of (1) when a total loss of principal has been deemed to have occurred as a result of the book value exceeding the fair value or net realizable value or (2) when collection efforts have ceased.

NONPERFORMING LOANS - Loans considered to be nonperforming include nonaccrual, accruing loans delinquent 90 days or more, and restructured loans. Loans are classified as nonaccrual when, in management's judgment, the borrower no longer has the ability and intent to make periodic interest and principal payments. Loans are classified as accruing loans delinquent 90 days or more when the loan is 90 days or more past due, is fully secured, and, in management's judgment, the borrower has the ability and intent to make periodic interest and principal payments. Loans are classified as restructured when concessions are made to borrowers with respect to the principal balance, interest rate or the term due to the inability of the borrower to meet the obligation under the original terms.

LOAN FEES - Loan origination fees received for loans held for investment, net of certain direct origination costs, are deferred and amortized to interest income over the contractual life of the loan using the level yield method. Loan origination fees received for loans held for sale, net of certain direct origination costs, are deferred and recognized as an adjustment of the basis on sale of the loans. Fees received for loan commitments that are expected to be drawn, based on the Bank's experience with similar commitments, are deferred and amortized over the life of the loan using the level yield method. Fees for other loan commitments are deferred and amortized over the loan commitment period on a straight-line basis. Unamortized deferred loan fees related to loans paid off are included in interest income in the period the loan is paid off. Amortization of net deferred fees is discontinued for loans that are deemed to be nonperforming.

ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is established at an amount necessary to reduce the recorded balances of loans receivable to their estimated net realizable value, and is increased by charges to income and decreased by charge-offs (net of recoveries). The allowance for loan losses is based on management's estimate of the value of the collateral, considering the current and currently anticipated future operating or sales conditions, as well as the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations which may affect the borrower's ability to repay, and current economic conditions. Consequently, these estimates are particularly susceptible to changes

                    HAVERFIELD CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
================================================================================

that could result in a material adjustment to results of operations. Recovery of the carrying value of such loans is dependent on economic, operating, and other conditions that are beyond the control of the Company. In the opinion of management, the allowance for loan losses is recorded in accordance with generally accepted accounting principles.

REAL ESTATE OWNED - Real estate owned consists of property acquired in settlement of foreclosed loans. Real estate owned is carried at the lower of fair value less estimated costs to sell or cost. Costs relating to the development and improvement of property are capitalized, whereas those relating to holding and maintaining the property are charged to expense.

PREMISES AND EQUIPMENT - Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the useful lives of the related assets for financial reporting purposes. For tax purposes, depreciation on certain assets is computed using accelerated methods.

INTANGIBLE ASSETS - Cost in excess of fair value of net assets acquired is being amortized to expense using the interest method over a period of 3 to 12 years. The amortization periods for intangible assets are continually monitored to determine if events and circumstances require such periods to be reduced.

FEDERAL INCOME TAXES - The Company and its subsidiaries file a consolidated income tax return. Deferred income taxes reflect the temporary tax consequences on future years of differences between the tax and financial statement basis of assets and liabilities at the balance sheet date. Within certain limits, an allowance for bad debts based on a percentage of taxable income before such a deduction may be deducted from taxable income. The amount deductible is limited to 8% of taxable income.

EARNINGS PER COMMON SHARE - Primary earnings per common share was computed using the weighted average number of common shares outstanding for the period. The weighted average shares used in the computation of primary earnings per common share was 1,883,795 shares, 1,662,019 shares, and 1,515,489 shares during the years ended December 31, 1995, 1994 and 1993, respectively.

Fully diluted earnings per common share was computed giving appropriate consideration to the dilutive effect of stock options and shares issuable upon conversion of the 6.50% Convertible Subordinated Debentures. In computing fully diluted earnings per common share, net income has been adjusted to eliminate interest expense associated with the debentures, net of estimated income taxes.

On August 23, 1995, the Board of Directors of the Company declared a 10% stock dividend payable to shareholders of record on September 15, 1995. The stock dividend was distributed on October 1, 1995. Earnings per common share has been computed giving retroactive effect to the stock dividend.

CONSOLIDATED STATEMENTS OF CASH FLOWS - For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks. Federal Reserve Board regulations require depository institutions to maintain certain minimum reserve balances. Included in cash and demand deposits were required deposits at the Federal Reserve of $658,000 and $727,000 at December 31, 1995 and 1994, respectively.

Income tax payments of $1,000,000, $1,050,000 and $1,081,000 were made in 1995,
1994 and 1993, respectively. Interest paid on deposits and other borrowings totaled $15,270,000, $11,211,000 and $11,723,000 in 1995, 1994 and 1993,
respectively. There were no mortgage loans exchanged for mortgage-backed securities in 1995, 1994 or 1993. Transfers from loans to real estate owned for 1995, 1994 and 1993 were $168,000, $750,000 and $590,000, respectively. There were no loans made to finance the sale of real estate owned during 1995. Loans made to finance the sale of real estate owned for 1994 and 1993 totaled $388,000 and $667,000, respectively.

NEW ACCOUNTING STANDARDS - During March, 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This statement requires that long-lived assets and certain intangibles be reviewed for impairment whenever events or changes

                    HAVERFIELD CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
================================================================================

in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 121 is effective for 1996 with impairment losses resulting from its application being reported in the period in which the recognition criteria are first applied and met.

During May, 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights." This statement requires that the right to service loans, acquired either through the purchase or origination of the loan and retained after the loans have been sold or securitized, shall be recognized as an asset by allocating the total cost of the loans to mortgage servicing rights and loans based on the relative fair values. The provisions of this statement shall be applied prospectively beginning in 1996, to transactions in which mortgage loans are sold or securitized with servicing rights retained and to impairment evaluations of all amounts capitalized as mortgage servicing rights, including those purchased before the adoption of this statement.

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." This standard is effective for fiscal years beginning after December 15, 1995. The standard presents financial accounting and reporting standards for stock-based employee compensation plans including stock purchase plans, stock options and restricted stock. SFAS No. 123 establishes a fair value based method of accounting for such plans, rather than the intrinsic value based method that is contained in Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25"). SFAS No. 123 does not require an entity to adopt the new fair value based method for purposes of preparing its basic financial statements. While the SFAS No. 123 fair value based method is considered by the FASB to be preferable to the APB 25 method, entities are allowed to continue to use the APB 25 method. Entities not adopting the fair value method under SFAS No. 123 are required to present pro forma net income and earnings per share, in the notes to the financial statements, as if the fair value based method had been adopted.

Management intends to adopt these statements when they become effective. The impact of adopting these statements on the financial condition and results of operations of the Company is not expected to be significant.

2. INVESTMENT SECURITIES
Amortized cost, estimated market values and weighted average end-of-period yields of investment securities by contractual maturity are summarized as follows:

                                                             December 31,
                                    --------------------------------------------------------------
                                                 1995                            1994
                                    ------------------------------   -----------------------------
                                    Amortized    Market              Amortized   Market
                                      Cost       Value      Yield       Cost      Value      Yield
                                    ---------- --------     -----    ---------   -------    ------
                                                        (Dollars in thousands)
U.S. Government obligations:
 Due in 1 year or less                $ 2,000   $ 2,016      5.81%    $ 4,341   $ 4,314      6.00%
 Due after 1 year through 5 years      23,977    24,055      6.81%      4,980     4,932      6.45%
 Due after 5 years through 10 years    18,443    18,499      6.97%         --        --        --
                                      -------   -------               -------   -------
Total                                  44,420    44,570      6.83%      9,321     9,246      6.24%
                                      -------   -------               -------   -------

Federal Home Loan Bank stock            2,614     2,614      7.00%      2,356     2,356      6.38%
                                      -------   -------               -------   -------
Total                                 $47,034   $47,184      6.84%    $11,677   $11,602      6.27%
                                      =======   =======               =======   =======


All investment securities are classified as available for sale at December 31, 1995 and 1994. There were no sales of investment securities in 1995, 1994 or 1993. There were no obligations or investments of any one issuer, other than the federal government or an agency of the federal government, with an aggregate carrying value in excess of 10% of the Company's shareholders' equity at December 31, 1995. The Federal Home Loan Bank stock does not have a contractual maturity. The Company's Banking subsidiary, as a member of the Federal Home Loan Bank system, is required to maintain an investment in capital stock of the Federal Home Loan Bank in an amount equal to the greater of 1% of its

                    HAVERFIELD CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
================================================================================

outstanding home loans or 5% of advances from the Federal Home Loan Bank. No ready market exists for this stock, and it has no quoted market value. For presentation purposes, such stock is assumed to have a market value which is equal to cost.

At December 31, 1995, investment securities totaling $5.0 million were pledged as collateral for deposits and a standby letter of credit commitment.

Gross unrealized gains and losses are summarized as follows:



                                                           December 31,
                                        --------------------------------------------------------
                                                 1995                          1994
                                        -----------------------       --------------------------
                                          Gross        Gross            Gross           Gross
                                        Unrealized   Unrealized       Unrealized      Unrealized
                                          Gains        Losses           Gains           Losses
                                        ----------   ----------       ----------      ----------
                                                            (In thousands)
U.S. Government obligations             $175            $ 25            $  2            $ 77
Federal Home Loan Bank stock              --              --              --              --
                                        ----            ----            ----            ----
Total                                   $175            $ 25            $  2            $ 77
                                        ====            ====            ====            ====

3. MORTGAGE-BACKED SECURITIES
Loans may be exchanged for mortgage-backed securities guaranteed by government agencies. Although long-term and fixed-rate in nature, mortgage-backed securities are more liquid than real estate loans since a large and active secondary market exists. At December 31, 1995, and 1994, all mortgage-backed securities are classified as available for sale. There were no sales of mortgage-backed securities in 1995, 1994 or 1993.

Collateralized mortgage obligations represent variable rate bonds collateralized by Federal Home Loan Mortgage Corporation mortgages, pass-through certificates and other bonds, principally adjustable rate, securitized by single-family residential mortgage loans. At December 31, 1995, and 1994, all collateralized mortgage obligations are classified as available for sale.

                    HAVERFIELD CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
================================================================================

Amortized cost, estimated market values and weighted average end-of-period yields of mortgage-backed securities by contractual maturity are summarized as follows:

                                                                     December 31,
                                            --------------------------------------------------------------
                                                         1995                            1994
                                            ------------------------------   -----------------------------
                                            Amortized    Market              Amortized   Market
                                              Cost       Value      Yield       Cost      Value      Yield
                                            ---------- --------     -----    ---------   -------    ------
                                                                 (Dollars in thousands)
Pass-through certificates:
 Federal Home Loan Mortgage Corporation:
   Due after 5 years through 10 years          $   14    $   14      7.50%      $   18    $   17     7.50%
   Due after 10 years                           2,085     2,168      8.62%       2,410     2,392     8.64%
                                               ------    ------                 ------    ------
 Total                                          2,099     2,182      8.61%       2,428     2,409     8.63%
                                               ------    ------                 ------    ------

Government National Mortgage Association:
   Due after 1 year through 5 years                 1         1      8.35%           1         1     9.14%
   Due after 5 years through 10 years             250       249      9.20%         294       296     9.35%
                                               ------    ------                 ------    ------
 Total                                            251       250      9.20%         295       297     9.35%
                                               ------    ------                 ------    ------

Collateralized mortgage obligations:
   Due in 1 year or less                          201       201      5.47%          --        --       --
   Due after 1 year through 5 years                --        --        --          255       251     4.02%
   Due after 5 years through 10 years              --        --        --           --        --
   Due after 10 years                             121       121      5.68%         146       144     4.63%
                                               ------    ------                 ------    ------
 Total                                            322       322      5.55%         401       395     4.24%
                                               ------    ------                 ------    ------
Total                                          $2,672    $2,754      8.30%      $3,124    $3,101     8.14%
                                               ======    ======                 ======    ======


Gross unrealized gains and losses are summarized as follows:

                                                           December 31,
                                        --------------------------------------------------------
                                                 1995                          1994
                                        -----------------------       --------------------------
                                          Gross        Gross            Gross           Gross
                                        Unrealized   Unrealized       Unrealized      Unrealized
                                          Gains        Losses           Gains           Losses
                                        ----------   ----------       ----------      -----------
                                                           (In thousands)
Pass-through certificates:
  Federal Home Loan Mortgage Corporation     $83         $-              $-                $19
  Government National Mortgage Association    --           1               2                --
Collateralized mortgage obligations           --          --              --                 6
                                             ---         ---             ---               ---
Total                                        $83         $ 1             $ 2               $25
                                             ===         ===             ===               ===


At December 31, 1995, mortgage-backed securities totaling $980,000 were pledged as collateral for public funds on deposit with the Company's Banking subsidiary.

                    HAVERFIELD CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
================================================================================

4. LOANS
The composition of the loan portfolio is as follows:

                                                          December 31,
                                                      ----------------------
                                                        1995         1994
                                                        ----         ----
                                                         (In thousands)
Real estate - mortgage                                $ 238,181    $ 246,037
Real estate - construction                                1,616        3,490
Land                                                      4,461        3,359
Business loans                                            4,758        1,673
Consumer and other loans                                 40,055       31,431
                                                      ---------    ---------
                                                        289,071      285,990
LESS:

Undisbursed portion of loans in process                  (1,711)      (2,640)
Unearned income on consumer loans                           (18)         (40)
Amount due other financial institutions relating to
 wrap-around mortgage loans                                (145)        (175)
Net deferred loan fees                                     (903)        (790)
Allowance for loan losses                                (2,734)      (2,665)
                                                      ---------    ---------
                                                      $ 283,560    $ 279,680
                                                      =========    =========

The loan portfolio is comprised primarily of residential and, to a lesser extent, commercial real estate loans granted to customers residing in northeastern Ohio. Although the Company has a diversified loan portfolio, its debtors' ability to honor their contracts is substantially dependent upon the general economic conditions of the region. Real estate loans to one borrower cannot exceed 15% of unimpaired capital and surplus. This 15% limitation results in a dollar limitation of approximately $3.9 million at December 31, 1995. The Company's Banking subsidiary is in compliance with this regulation.

At December 31, 1995 and 1994, no real estate loans were held for sale. Due to its rate sensitivity position, the Company on April 1, 1994 began to extend the maturity of its assets by designating its current originations of long-term fixed-rate loans as held for portfolio investment rather than held for sale. As such, on April 1, 1994, loans with a carrying value of $3.7 million were transferred from the held-for-sale classification to the long-term investment classification, at their current market value of $3.7 million.

Commercial real estate loans totaled $30.7 million and $30.9 million at December 31, 1995 and 1994, respectively. These loans are considered by management to be of somewhat greater risk of uncollectibility due to the dependency on income production or future development of the real estate. All real estate collateralizing the commercial real estate loans is located in Ohio. The following table presents information as to the number and type of commercial real estate loans in the loan portfolio.

                                         December 31, 1995                 December 31, 1994
                                    --------------------------       ----------------------------
                                     Number          Principal        Number            Principal
Security Type                       of Loans         Balance         of Loans            Balance
-------------                       --------         ---------       ---------           --------
                                                      (Dollars in thousands)
Combination retail/residential       122              $17,522         133                 $21,541
Stores and/or shopping centers         8                3,319           6                   1,632
Office                                 9                5,980           9                   4,464
Warehouse                              3                1,907           2                   1,087
Church                                 3                  666           3                     702
Other                                  6                1,342           8                   1,450
                                     ---               ------         ---                 -------
                                     151              $30,736         161                 $30,876
                                     ===               ======         ===                 =======

                    HAVERFIELD CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
================================================================================

The Company's Banking subsidiary's aggregate commercial real estate loans may not exceed 400% of its capital as determined under the regulatory capital standards. At December 31, 1995, the Company estimates that it would be permitted under this limitation to add an additional $60.0 million of commercial real estate loans to its existing portfolio.

Both adjustable and fixed interest rate loans are originated. The adjustable-rate loans have interest rate adjustment limitations and are generally indexed to the weekly U.S. Treasury constant maturity index. The composition of these loans was as follows:

            Fixed Rate                        Adjustable Rate
------------------------------------   ----------------------------------
                       Book Value      Term to Rate        Book Value
Term to Maturity     at December 31,    Adjustment        at December 31,
----------------     ---------------    ----------      -----------------
                     1995       1994                    1995         1994
                     ----       ----                    ----         ----
                     (In thousands)                      (In thousands)
1 mo. - 1 yr.    $     43   $  4,520   1 mo. - 1 yr.   $181,976   $200,700
1 yr. - 2 yr.          55        504   1 yr. - 2 yr.     14,366     10,302
2 yr. - 3 yr.         177      1,503   2 yr. - 3 yr.     23,621     14,249
3 yr. - 5 yr.       1,171        627   3 yr. - 5 yr.      6,845      4,043
5 yr.- 10 yr.      24,619     25,052
10 yr. - 20 yr.    12,461     11,395
Over 20 years      23,737     13,095
                 --------   --------                   --------   --------
                 $ 62,263   $ 56,696                   $226,808   $229,294
                 ========   ========                   ========   ========


Commitments to purchase or sell loans are summarized below:

                                December 31,
                               ---------------
                                1995     1994
                               ---------------
                                (In thousands)
Commitments to sell loans       $-       $-
Commitments to purchase loans   357      64

Substantially all commitments disclosed in the table above are for fixed rate loans.

In the ordinary course of business, the Company's Banking subsidiary has granted loans to directors and executive officers, and to their associates. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons except that certain persons receive a reduction in the interest rate for loans granted prior to August 9, 1989. The Company's Banking subsidiary also grants mortgage loans to non-executive officers and employees at rates based on a designated index. Of the 1995 and 1994 loans outstanding, none were nonperforming.

A summary of the aggregate activity related to loans to directors and executive officers is shown below:

Balance at January 1, 1995    $1,841,000
Additions                      1,238,000
Repayments                       647,000
                              ----------
Balance at December 31, 1995  $2,432,000
                              ==========


                    HAVERFIELD CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
================================================================================

5. LOANS SERVICED FOR OTHERS
At December 31, 1995, 1994 and 1993, loans serviced for others amounted to $139.5 million, $162.0 million and $177.8 million, respectively. The majority of these loans are serviced for the Federal National Mortgage Association. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. In connection with loans serviced for others, borrowers' escrow balances of $2,215,000, $2,428,000 and $2,639,000 were held at December 31,
1995, 1994 and 1993, respectively.

6. ALLOWANCE FOR LOAN LOSSES
Changes in the allowance for loan losses were as follows:

                               Year Ended December 31,
                            -----------------------------
                              1995       1994       1993
                            -------    -------    -------
                                    (In thousands)
Beginning balance           $ 2,665    $ 2,612    $ 1,721
Provision for loan losses       123         97        897
Loans charged off:
  Mortgage loans                 (8)        (4)        --
  Consumer loans                (52)       (40)       (18)
Recoveries:
  Mortgage loans                 --         --         12
  Consumer loans                  6         --         --
                            -------    -------    -------
Ending balance              $ 2,734    $ 2,665    $ 2,612
                            =======    =======    =======


Impaired loans totaled $3,107,000 and $5,856,000 at December 31, 1995 and 1994, respectively. The 1995 amount included loans of $2,099,000 with no related allowances and $1,088,000 of loans excluding related allowances of $(80,000). The comparable 1994 amounts were $4,856,000, $1,096,000 and $(96,000), respectively. The average recorded investment in impaired loans during 1995, 1994, and 1993 was $4,481,000, $4,641,000, and $4,200,000, respectively, while interest income recognized on impaired loans during those periods was approximately $435,000, $394,000 and $390,000, respectively.

7. PREMISES AND EQUIPMENT
The composition of premises and equipment is as follows:

                                              December 31,
                                            ---------------
                                             1995     1994
                                            ------   ------
                                             (In thousands)
Land and improvements                       $  669   $  997
Buildings and improvements                   1,658    2,401
Furniture and fixtures                       5,023    4,867
Leasehold improvements                       1,799    1,557
                                            ------   ------
                                             9,149    9,822
Accumulated depreciation and amortization    5,196    5,485
                                            ------   ------
                                            $3,953   $4,337
                                            ======   ======

In May, 1995, the Company's Banking subsidiary entered into a sale agreement on its Madison office. The sale of the office was consumated in December, 1995, and resulted in an after-tax gain of $204,000.

                    HAVERFIELD CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
================================================================================

At December 31, 1995, the Company's Banking subsidiary was obligated under a number of noncancelable leases for land and buildings. Minimum future rental commitments under these lease agreements at December 31, 1995 are as follows:
$637,000 in 1996, $623,000 in 1997, $550,000 in 1998, $505,000 in 1999,
$500,000 in 2000 and $4.4 million for years after 2000. Most of the operating leases permit renewal of the leases at rentals specified by the lease agreements. Rental expense under all leases aggregated $617,000 in 1995, $569,000 in 1994 and $576,000 in 1993.


8. ACCRUED INTEREST AND OTHER
Accrued interest receivable and other assets consists of the following:

                                December 31,
                              ---------------
                              1995       1994
                              ----       ----
                              (In thousands)
Accrued interest receivable   $2,602   $1,697
Real estate owned                737      695
Other assets                   1,406    1,268
                              ------   ------
                              $4,745   $3,660
                              ======   ======


The balance of the allowance for losses on real estate owned was $109,000 and $59,000 at December 31, 1995 and 1994, respectively. The provision for loss on real estate owned was $51,000, $1,000 and $13,000 for 1995, 1994 and 1993,
respectively.

Accrued interest payable and other liabilities consists of the following:

                                  December 31,
                                ---------------
                                1995       1994
                                ----       ----
                                 (In thousands)
Accrued interest payable        $  676   $  752
Collections on loans serviced      465      350
Other liabilities                1,787    1,485
                                ------   ------
                                $2,928   $2,587
                                ======   ======



9. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
In the normal course of business various commitments and contingent liabilities arise, including commitments to originate real estate loans and commitments to extend credit. Commitments to borrowers to originate loans and for unused lines of credit are summarized below:


                                  December 31,
                                ---------------
                                1995       1994
                                ----       ----
                                 (In thousands)
Commitments to originate:
 Fixed rate loans             $  856     $  159
 Variable rate loans           2,765      1,619
Unused lines of credit        57,134     46,006



Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a

                    HAVERFIELD CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
================================================================================

case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon the credit extension, is based on management's credit evaluation of the counter-party. The commitment amount represents the amount of credit risk, however, the Company generally extends credit on a secured basis. Collateral held usually includes residential and commercial real estate.

The Company's Banking subsidiary is a 19.6% participant in a standby letter of credit totaling $10.2 million which expires in 1996. This standby letter of credit was issued to guarantee the payment of principal and interest on multi-family housing revenue bonds issued to finance a 240-unit apartment complex in Stone Mountain, Georgia. The Company's Banking subsidiary had outstanding commitments under this standby letter of credit of $2.1 million at December 31, 1995 and 1994. The Company's Banking subsidiary has established a $322,000 liability for credit loss for this standby letter of credit. At December 31, 1995, no funds have been advanced under this letter of credit.

10. DEPOSITS
The following table as of December 31, 1995 presents, by various rate categories, the amounts of certificates of deposit maturing during the periods indicated:

                            Accounts Maturing in the Twelve Months Ended December 31,
                        --------------------------------------------------------------------
                                                                              2001 &
                        1996        1997      1998       1999       2000       Later     Total
                        ----        ----      ----       ----       ----      ------     -----
                                             (Dollars in thousands)
1.001 to 2.000%       $   --     $   --     $   --     $   --     $   --   $  2,551   $  2,551
2.001 to 3.000%          532         --         --         --         --        100        632
3.001 to 4.000%          399          5         --         --         --         --        404
4.001 to 5.000%       13,363      5,147        340        637         48        134     19,669
5.001 to 6.000%       49,471      9,806      1,663        999        472        380     62,791
6.001 to 7.000%       42,573     19,277      3,055      1,732      1,002        426     68,065
7.001 to 8.000%        3,074      1,795     17,694      2,937      5,459      2,705     33,664
8.001 to 9.000%          324        137        552        519        321         --      1,853
9.001 to 10.000%       2,991          3        379        364         --         --      3,737
10.001 to 11.000%         37         29         --         --         --         --         66
11.001 and over           --         --         --         --          8         23         31
                    --------   --------   --------   --------   --------   --------   --------
                    $112,764   $ 36,199   $ 23,683   $  7,188   $  7,310   $  6,319   $193,463
                    ========   ========   ========   ========   ========   ========   ========



Deposits are obtained primarily from persons who are residents of Ohio, particularly the Cleveland area. The Company does not advertise for deposits outside of Ohio, and management believes that an insignificant amount of the deposits are from non-residents of Ohio at December 31, 1995.

11. ADVANCES FROM FEDERAL HOME LOAN BANK
No advances were outstanding from the Federal Home Loan Bank of Cincinnati at December 31,1995. At December 31, 1994, a $2 million advance with an interest rate of 10.30% and a maturity date of June 26, 1995 was outstanding. This advance was repaid, including a prepayment penalty of $16,000 on April 4,1995.

12. LONG-TERM BORROWINGS
On May 19, 1993, the Company issued $4.6 million of 6.5% Convertible Subordinated Debentures due April 1, 2003. On November 15, 1994, the Company paid $402,000 to redeem all outstanding and unconverted debentures.

                    HAVERFIELD CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
================================================================================

In November, 1995, the Company obtained a one year secured revolving credit facility from a third-party lender in the amount of $1.0 million. The interest rate associated with this credit facility is based on the prime rate. The Company has not drawn on this credit facility.

13. RETAINED EARNINGS, REGULATORY CAPITAL AND REGULATORY MATTERS
Under the current regulatory capital regulations, the Company's Banking subsidiary must have: (i) core capital equal to 3% of adjusted total assets,
(ii) tangible capital equal to 1.5% of adjusted total assets, and (iii) total capital equal to 8.0% of risk-weighted assets. Risk-weighted assets are comprised of both on- and off-balance sheet items, and are assigned a risk weighting from 0-100% based on their relative risk. The Company's Banking subsidiary was in compliance with these regulatory capital regulations on December 31, 1995 and 1994.

The following is a summary of the Company's Banking subsidiary regulatory capital levels at December 31, 1995:

                                  Core Capital    Tangible Capital     Risk-Based Capital
                                  ------------    ----------------     ------------------
                                              (Dollars in thousands)
Total regulatory capital         $23,496  6.66%   $23,496  6.66%       $26,122    11.39%
Regulatory capital required       10,591  3.00      5,296  1.50         18,345     8.00
                                 -------  ----    -------  ----        -------    -----
Regulatory capital excess        $12,905  3.66%   $18,200  5.16%       $ 7,777     3.39%
                                 =======  ====    =======  ====        =======    =====

Management believes that, under the current regulations, the minimum capital requirements will continue to be met in the foreseeable future. However, events beyond the control of management, such as a downturn in the local economy of northeastern Ohio where the Company has most of its loans, could adversely affect future earnings and, consequently, the Company's ability to meet its future minimum capital requirements.

In connection with an examination of the Company's Banking subsidiary, the Bank entered into a written agreement with the OTS (the "Supervisory Agreement") in 1993, providing for measures to address the regulatory compliance concerns of the OTS regarding the Bank's policies and procedures with respect to certain matters which include the following: institution of a regulatory compliance management program; revision of loan underwriting standards, application register and monitoring information as pertains to nondiscrimination regulations; improvement of loan and advertising disclosures as pertains to regulatory requirements; improvements of currency transaction report completion procedures as respects Bank Secrecy Act compliance; correction of loan index adjustment procedures; correction of deficiencies in advertising as respects Fair Housing Act compliance; and improvement of Community Reinvestment Act ascertainment procedures. Pursuant to the Supervisory Agreement, the Board of Directors of the Bank has provided reports to the OTS documenting the actions taken under the Supervisory Agreement.

Retained earnings at December 31,1995 includes approximately $3.4 million of income that has not been subject to tax because of deductions for bad debts allowed for federal income tax purposes. Deferred taxes have not been provided on such bad debt deductions since the Company does not intend to use the accumulated bad debt deductions for purposes other than to absorb loan losses. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, federal income taxes may be imposed on such amounts at the then current corporate income tax rate.

                    HAVERFIELD CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
================================================================================

14. FEDERAL INCOME TAXES
The provision for income taxes consists of the following components:

                            Year Ended December 31,
                        -----------------------------
                          1995       1994      1993
                        -------     -------   -------
                                (In thousands)
Current income taxes    $ 1,089    $   861    $ 1,478
Deferred income taxes       (69)      (192)      (340)
                        -------    -------    -------
                        $ 1,020    $   669    $ 1,138
                        =======    =======    =======


A reconciliation from the statutory income tax rate to the effective consolidated income tax rate is as follows:

                                         Year Ended December 31,
                                         -----------------------
                                         1995      1994    1993
                                         ----      ----    -----
Federal income tax rate                  35.0%    35.0%    35.0%
Increase (decrease) resulting from:
  Benefit of graduated rates             (1.0)    (1.0)    (1.0)
  IRS examination                         --      (6.1)      --
  Other                                   (.2)      .3       .2
                                         ----     ----     ----
Effective consolidated income tax rate   33.8%    28.2%    34.2%
                                         ====     ====     ====



The lower effective income tax rate in 1994 resulted from receipt of a favorable "no change" letter from the Internal Revenue Service regarding the 1991 tax year, which allowed the Company to reduce its tax liabilities for certain estimated contingent items. Significant components of the deferred tax assets and liabilities are as follows:

                                                         December 31,
                                               ------------------------------
                                                 1995       1994        1993
                                                 ----       ----        ----
                                                       (In thousands)
Deferred tax assets:
    Book loss reserves                        $(1,076)   $(1,036)   $(1,021)
    Deferred loan fees                           (307)      (268)       (99)
    Reserve for uncollected interest              (76)       (58)       (45)
    Excess servicing fees                         (81)      (144)      (224)
    Mark-to-market accounting                      --        (33)        --
    Other                                         (67)       (20)       (11)
                                              -------    -------    -------
       Total deferred tax assets               (1,607)    (1,559)    (1,400)
                                              -------    -------    -------

Deferred tax liabilities:
    FHLB stock dividend                           339        282        237
    Tax bad debt reserves                         429        338        226
    Mark-to-market accounting                      79         --        113
    Difference between book and tax
       depreciation                                27         19         62
    Purchase accounting                            19        182        344
    Other                                          --         --         18
                                              -------    -------    -------
         Total deferred tax liabilities           893        821      1,000
                                              -------    -------    -------
Net deferred tax liability (asset)            $  (714)   $  (738)   $  (400)
                                              =======    =======    =======

                    HAVERFIELD CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
===============================================================================

15. MANAGEMENT OPTION PLAN AND EMPLOYEE STOCK OWNERSHIP PLAN
The Management Option Plan is administered by the Compensation Committee of the Board of Directors, which is given absolute discretion under the Management Option Plan to select certain officers to whom rights will be granted, and to determine the number of rights to be granted to each. Two kinds of rights are contained in the Management Option Plan and are available for grant: incentive stock options and nonqualified compensatory stock options. No compensatory stock options have been granted. A summary of incentive stock option transactions is as follows:

                            Stock Options              Option Price
                            -------------              ------------
January 1, 1993                 61,952                $ 6.612-11.157
  Granted                        8,250                 14.545-15.227
  Exercised                     (2,420)                        6.612
  Lapsed or cancelled             (605)                       11.157
                               -------                --------------
December 31, 1993               67,177                  6.612-15.227
  Granted                        5,797                        14.318
  Exercised                     (2,420)                 7.851-11.157
  Lapsed or cancelled           (1,100)                       15.227
                               -------                --------------
December 31, 1994               69,454                $ 6.612-14.545
  Granted                       19,000                        13.875
  Exercised                      2,420                         6.612
                               -------                --------------
December 31, 1995               86,034                $ 6.612-14.545
                               =======                ==============



The 1985 Stock Option Plan terminated on July 23, 1995; however, 67,034 stock options remain outstanding. The 1995 Stock Option Plan has 165,000 shares of authorized but unissued common stock reserved for future issuance pursuant to the exercise of stock options, subject to modification or adjustment to reflect changes in the capitalization of the Company as, for example, in the case of a merger, reorganization, or stock split. The exercise price of options granted may not be less than the fair market value of the common stock at the date of grant.

Contributions to the employee stock ownership plan ("ESOP") by the Company are made at the discretion of the Company. For the years ended December 31, 1995, 1994 and 1993, contributions in the amount of $17,655, $91,177, and $175,512, respectively, were expensed as costs of the ESOP.

At December 31, 1995, the ESOP held approximately 8.10% of the total outstanding shares of the Company. In 1991, the Board of Directors of the Company approved a loan from the Company to the ESOP. The proceeds of the loan were utilized by the ESOP to purchase existing shares of the Company common stock. In June 1991, the ESOP borrowed $300,000 from McDonald & Company Securities, Inc., a market maker in the Company's stock, and used the proceeds to reduce the borrowings from the Company. Both loans were completely repaid during 1994.

16. FAIR VALUES OF FINANCIAL INSTRUMENTS
The fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instruments. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, and risk characteristics of various financial instruments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                    HAVERFIELD CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
===============================================================================
The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and short-term investments, accrued interest receivable, advances by borrowers for taxes and insurance, and other liabilities - The carrying amounts reported in the consolidated statement of financial condition are a reasonable estimate of fair value.

Investment securities and mortgage-backed securities - Fair values for securities are based on quoted market prices or dealer quotes. If quoted market prices are not available, fair value is estimated using quoted market prices for securities with similar coupons, maturities and credit ratings.

Loans held for investment - The fair value is based on the estimated future cash flows, discounted at current market rates for similar loans.

Time deposits - The fair value is estimated using current market rates for certificate of deposits of similar remaining maturities.

Other deposits - The fair values disclosed for deposit liabilities with no stated maturity, including passbook/statement accounts, NOW accounts and money market fund accounts, are the amounts payable on demand at year-end, which is their carrying amounts.

Advances from Federal Home Loan Bank - The fair value is estimated by discounting the future cash flows at the rate currently available on borrowings with similar characteristics.

Off-balance sheet financial instruments - The fair value of the off-balance sheet financial instruments, including commitments to originate loans and the standby letter of credit, is considered to be equivalent to the value of the current fees charged to enter into the commitments. At December 31, 1995 and 1994, those fees were approximately $33,000, and $18,000, respectively.

The following table presents the estimated fair values of the Company's financial instruments:

                                                                  December 31,
                                                  -----------------------------------------
                                                           1995                 1994
                                                  --------------------  -------------------
                                                  Carrying              Carrying
                                                   Amount   Fair Value   Amount  Fair Value
                                                 --------  ----------  -------- ----------
                                                              (In thousands)
Financial assets:
  Cash and short-term investments                 $ 12,143   $ 12,143   $ 13,395   $ 13,395
  Investment securities                             47,184     47,184     11,602     11,602
  Mortgage-backed securities                         2,754      2,754      3,101      3,101
  Loans held for investment                        283,560    284,782    279,680    275,429
  Accrued interest receivable                        2,602      2,602      1,697      1,697

Financial liabilities:
  Time deposits                                    193,463    194,737    160,764    160,577
  Other deposits                                   124,316    124,316    118,505    118,505
  Advances from Federal Home Loan Bank                --         --        2,000      2,028
  Advances by borrowers for taxes and insurance      5,740      5,740      6,044      6,044
  Other liabilities                                  1,141      1,141      1,102      1,102

                    HAVERFIELD CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
==============================================================================

17. HAVERFIELD CORPORATION (PARENT COMPANY ONLY)

                                                 STATEMENTS OF FINANCIAL CONDITION
                                                                                      December 31,
                                                                                  --------------------
                                                                                    1995        1994
                                                                                  --------    --------
                                                                        (Dollars in thousands, except per share data)
ASSETS:
Cash and cash equivalents                                                          $  3,197    $  3,464
Investment securities, at fair value (Amortized cost
  of $1,493 in 1995 and $1,000 in 1994)                                               1,514         991
Investment in Home Bank, F.S.B                                                       23,802      22,737
Other assets                                                                             15           3
                                                                                   --------    --------
                                                                                   $ 28,528    $ 27,195
                                                                                   ========    ========
LIABILITIES AND SHAREHOLDERS' EQUITY:
Other liabilities                                                                     $ 470       $ 327
Preferred stock; 1,000,000 shares authorized; none issued                                --          --
Common stock, par value $.01 per share; 5,000,000 shares authorized;
  issued: 1,894,475 shares in 1995 and 1,720,135 shares in 1994                          19          17
Capital in excess of par value                                                       16,353      13,823
Retained earnings                                                                    11,669      13,165
Net unrealized appreciation (depreciation) in the fair value of securities              153         (64)
Common shares in treasury, at cost (11,790 shares in 1995
and 6,154 shares in 1994)                                                              (136)        (73)
                                                                                   --------    --------
                                                                                   $ 28,528    $ 27,195
                                                                                   ========    ========

                              STATEMENTS OF INCOME

                                                  Year Ended December 31,
                                                  ------------------------
                                                  1995      1994      1993
                                                  ----      ----      ----
                                                       (In thousands)
INCOME:
Dividends from subsidiary                          $1,400   $1,550   $1,250
Interest on ESOP loan                                  --       --        6
Interest on investment securities                      56       42       63
Interest on deposit with subsidiary                    --       --        2
                                                   ------   ------   ------
Total income                                        1,456    1,592    1,321
                                                   ------   ------   ------
EXPENSE:
Interest on long-term borrowings                       --      230      196
Employee compensation and benefits                     18       91      176
Advertising                                            53       46       42
Other expenses                                        257      328      328
                                                   ------   ------   ------
Total expense                                         328      695      742
                                                   ------   ------   ------
Income before income taxes                          1,128      897      579
Provision for income taxes                             --       --       --
                                                   ------   ------   ------
Income before equity in undistributed net income
  of subsidiary                                     1,128      897      579
Equity in undistributed net income of subsidiary      867      803    1,614
                                                   ------   ------   ------
Net income                                         $1,995   $1,700   $2,193
                                                   ======   ======   ======


                    HAVERFIELD CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
===============================================================================

                            STATEMENTS OF CASH FLOWS

                                                             Year Ended December 31,
                                                           ----------------------------
                                                             1995       1994      1993
                                                           --------   --------   ------
                                                                  (In thousands)
OPERATING ACTIVITIES:
Net income                                                 $ 1,995    $ 1,700    $ 2,193
Adjustments to reconcile net income to net cash provided
  by operating activities:
Equity in undistributed net earnings of subsidiary            (867)      (803)    (1,614)
Net change in other assets and other liabilities               133         32        141
Other operating flows                                          (14)       (63)         5
                                                            ------     ------     ------
  Net cash provided by operating activities                  1,247        866        725
                                                            ------     ------     ------
INVESTING ACTIVITIES:
Purchases of investment securities                          (1,492)        --     (4,841)
Maturities of investment securities                          1,000         --      3,850
Investment in subsidiary                                        --         --     (1,475)
Proceeds from ESOP loan repayments                              --         30        127
                                                            ------     ------     ------
  Net cash provided by (used in) investing activities         (492)        30     (2,339)
                                                            ------     ------     ------
FINANCING ACTIVITIES:
Proceeds from issuance of common shares                         --         --      1,558
Proceeds from issuance of long-term debt                        --         --      4,355
Proceeds from exercise of stock options                         16         23         16
Repayments of borrowings                                        --       (387)        --
Payment of cash dividends                                     (975)      (858)      (730)
Purchase of treasury shares                                    (63)        (7)        (4)
                                                            ------     ------     ------
   Net cash provided by (used in) financing activities      (1,022)    (1,229)     5,195
                                                            ------     ------     ------
Increase (decrease) in cash and cash equivalents              (267)      (333)     3,581
Cash and cash equivalents at beginning of year               3,464      3,797        216
                                                            ------     ------     ------
Cash and cash equivalents at end of year                    $3,197     $3,464     $3,797
                                                            ======     ======     ======

                               REVOCABLE PROXY
      HAVERFIELD CORPORATION-TERMINAL TOWER, 50 PUBLIC SQUARE, SUITE 444
                          CLEVELAND, OHIO 44113-2203
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, being a shareholder of Haverfield Corporation, hereby authorizes the members of the Board of Directors of Haverfield Corporation or any successors in their respective positions, as Proxies, with full power of substitution to represent the undersigned at the Annual Meeting to be held April 24, 1996, and at any adjournment of said meeting, and thereat to vote, as designated below, all the shares of common stock of Haverfield Corporation held of record by the undersigned on February 29, 1996, on the following:

1. Proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending December 31, 1996.

             [ ] FOR             [ ] AGAINST            [ ] ABSTAIN

           -------------------------------------------------------
2. In accordance with their judgement, the Proxies are authorized to vote upon any other matter that may come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.
The undersigned hereby acknowledges receipt of a Notice of the 1996 Annual Meeting of Shareholders of Haverfield Corporation and a Proxy Statement for the 1996 Annual Meeting prior to the signing of this proxy.

                                        Dated:______________________, 1996

                                        ______________________________________
                                        Signature of Shareholder

                                        ______________________________________
                                        Signature of Shareholder



                                        Please date and sign proxy exactly as
                                        you name appears herein and return in
                                        the enclosed envelope which requires no
                                        postage. Only one signature is required
                                        in case of a joint account. When
                                        signing in a representative capacity,
                                        please give title.